Exhibit 10.2

U.S. Department of Justice Criminal Division

September 30, 2016

Kathryn H. Ruemmler

Latham & Watkins LLP

555 11th Street, N.W.

Suite 1000

Washington, DC 20004

Re:	Tenet HealthSystem Medical, Inc.

Dear Ms. Ruemmler:

The United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Northern District of Georgia (the “Offices”) and Tenet HealthSystem Medical, Inc. (on its behalf and on behalf of its subsidiaries) (collectively, “Tenet Subsidiary”), pursuant to authority granted by the Board of Directors of its parent, Tenet Healthcare Corporation (“Tenet”) attached hereto (Attachment B), enters into this Non-Prosecution Agreement (“Agreement”). As indicated below, Tenet is undertaking certain obligations under the Agreement.

1. Relevant Considerations. The Offices enter into this Agreement based on the individual facts and circumstances presented by this case, including those described below.

a.	Tenet Subsidiary and Tenet engaged in remedial measures, including:

i.	substantially restricting the types of services that they permit their hospitals to purchase from a referral source;

ii.	adding new policies and amending existing policies for contracts with referral sources to make more clear the requirements as to the identification of the need for contracted-for services, defining the scope of contracted-for services, justifying the selection of a particular contractor over a non-referral source option, compensating contractors at fair market value, and obtaining adequate documentation to justify payments for services rendered;

iii.	making improvements to its corporate auditing and monitoring of hospital contracts with referral sources, including verifying that payments to referral sources are substantiated with appropriate supporting documentation pursuant to the terms of the contract, and amending policies to require that, in the event an audit has identified a deficiency related to a referral source contract and the hospital has failed to meet a deadline to take corrective action, the hospital must suspend all federal program bills related to the audit deficiency;

iv.	instituting an enhanced training program to implement and ensure compliance with the new and enhanced policies described above;

v.	taking steps to centralize oversight of all referral-source contracts by shifting contract administrator positions from hospitals to its corporate headquarters and having these positions report to the legal department; and

vi.	divesting, in April 2016, three subsidiary hospitals involved in the conduct described in the Statement of Facts attached hereto (Attachment A): (1) Atlanta Medical Center, Inc. (“Atlanta Medical”); (2) North Fulton Medical Center, Inc. d/b/a North Fulton Hospital (“North Fulton”); and (3) Spalding Regional Medical Center, Inc. d/b/a Spalding Regional Medical Center (“Spalding”);

b.	Tenet Subsidiary and Tenet have committed to continue to enhance their compliance and ethics program and internal controls, including ensuring that their compliance program is designed and implemented to prevent and detect violations of the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and the Stark Law, 42 U.S.C. § 1395nn;

c.	Tenet has agreed to retain an Independent Compliance Monitor to aid in the enforcement, implementation, and maintenance of its compliance and ethics program and internal controls, as provided in Paragraphs 7-9, below;

d.	Tenet, Tenet Subsidiary, and their subsidiaries that previously owned and operated hospitals, including Atlanta Medical and North Fulton, have agreed to a global resolution of criminal and civil liability relating to the conduct described in the Statement of Facts attached hereto (Attachment A), which includes this Agreement and the following components:

i.	Atlanta Medical, a direct subsidiary of Tenet HealthSystem Medical, Inc. and an indirect subsidiary of Tenet, has agreed to plead guilty to one count of conspiring under Title 18, United States Code, Section 371 to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(l)(A) and (B), and to defraud the United States, and to pay a $84,696,727 forfeiture money judgment pursuant to a negotiated plea agreement, which is incorporated by reference into this Agreement (Attachment D);

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ii.	North Fulton, a direct subsidiary of Tenet HealthSystem Medical, Inc. and an indirect subsidiary of Tenet, has agreed to plead guilty to one count of conspiring under Title 18, United States Code, Section 371 to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(l)(A) and (B), and to defraud the United States and to pay a $60,019,618 forfeiture money judgment pursuant to a negotiated plea agreement, which is incorporated by reference into this agreement (Attachment E); and

iii.	Tenet has agreed to pay $368,000,000 to the United States, the State of Georgia, and the State of South Carolina to resolve its civil liability for certain civil claims, including under the federal False Claims Act and State of Georgia Medicaid False Claims Act pursuant to a civil Settlement Agreement, which is incorporated by reference into this Agreement (Attachment F);

e.	the nature and seriousness of the offense, including that senior executives and employees of Tenet Subsidiary, some working as senior executives at Atlanta Medical, North Fulton, Spalding, and Hilton Head Hospital, engaged in at least a 10-year scheme to pay over $12 million to the owners and operators of a chain of prenatal care clinics designed to induce the owners and operators to: (1) refer Medicaid patients to Atlanta Medical, North Fulton, Spalding, and Hilton Head Hospital for labor and delivery services; and (2) arrange for these hospitals to provide services to these Medicaid patients and their newborns, resulting in the hospitals receiving over $146 million from the Medicaid and Medicare programs for the illegally referred patients;

f.	Tenet Subsidiary has no prior criminal history; and

g.	Tenet Subsidiary and Tenet (on its behalf and through its subsidiaries and affiliates) have agreed to continue to cooperate with the Offices in any ongoing investigation of the conduct of Tenet Subsidiary, Tenet, their subsidiaries and affiliates and their officers, directors, employees, agents, business partners, and consultants relating to violations of the Anti-Kickback Statute, or additional conduct, as provided in Paragraph 5, below.

2. Acceptance of Responsibility. Tenet Subsidiary admits, accepts, and acknowledges that it is responsible under United States law for the acts of its officers, directors, employees, and agents as set forth in the attached Statement of Facts attached hereto as Attachment A and incorporated by reference into this Agreement, and that the facts described in Attachment A are true and accurate. Tenet Subsidiary also admits, accepts, and acknowledges that the facts described in Attachment A constitute a violation of law, specifically a conspiracy under Title 18, United States Code, Section 371, to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B), and to defraud the United States.

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3. Tenet Subsidiary and Tenet expressly agree that they shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for Tenet Subsidiary or Tenet make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility set forth above or the facts described in the Statement of Facts attached hereto as Attachment A. Tenet Subsidiary and Tenet agree that if they or any of their direct or indirect subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, Tenet Subsidiary and Tenet shall first consult the Offices to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters relating to this Agreement; and (b) whether the Offices have any objection to the release.

4. Term of the Agreement. Tenet Subsidiary’s and Tenet’s obligations under this Agreement shall have a term of 3 years from the later of the date on which the Agreement is executed or the date on which the independent compliance monitor (the “Monitor”) is retained by Tenet, as described below (the “Term”). Tenet Subsidiary agrees, however, that in the event the Offices determine, in their sole discretion, that Tenet Subsidiary or Tenet, or any of Tenet’s subsidiaries or affiliates has knowingly violated any provision of this Agreement, subject to Paragraph 12, below, an extension or extensions of the term of the Agreement may be imposed by the Offices, in their sole discretion, for up to a total time period of one year, without prejudice to the Offices’ right to proceed as provided in Paragraphs 13-14, below. Any extension of this Agreement extends all terms of this Agreement, including the terms of the monitorship in Attachment C, for an equivalent period. Conversely, in the event the Offices find, in their sole discretion, that there exists a change in circumstances sufficient to eliminate the need for a monitorship as described in Attachment C, or that the other provisions of this Agreement have been satisfied, the monitorship or the Term of this Agreement may be terminated early.

5. Future Cooperation and Disclosure Requirements. Tenet Subsidiary and Tenet shall cooperate fully with the Offices in any and all matters relating to the conduct described in this Agreement and Attachment A and other conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term of this Agreement, subject to applicable law and regulations, until the later of the date upon which all investigations and prosecutions arising out of such conduct are concluded, or the end of the Term. At the request of the Offices, Tenet Subsidiary and Tenet shall also cooperate fully with other law enforcement and regulatory authorities and agencies in any investigation of Tenet Subsidiary or Tenet or Tenet’s affiliates and subsidiaries, or any of their present or former officers, directors, employees, agents, and consultants, or any other party, in any and all matters relating to the conduct described in this Agreement and Attachment A and other conduct under investigation by the Offices or any other component of the Department of Justice at any time during the Term of this Agreement. Tenet Subsidiary and Tenet agree that their cooperation shall include, but not be limited to, the following:

a.	Tenet Subsidiary and Tenet shall truthfully disclose all factual information not protected by a valid claim of attorney-client privilege or work product doctrine with respect to their activities, those of their affiliates, and those of their present and former directors, officers, employees, agents, and consultants, including any evidence or allegations and internal or external

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investigations, about which they have any knowledge or about which the Offices may inquire. This obligation of truthful disclosure includes, but is not limited to, the obligation of Tenet Subsidiary and Tenet to provide to the Offices, upon request, any document, record or other tangible evidence about which the Offices may inquire of Tenet Subsidiary or Tenet.

b.	Upon request of the Offices, Tenet Subsidiary and Tenet shall designate knowledgeable employees, agents or attorneys to provide to the Offices the information and materials described above on behalf of Tenet Subsidiary and Tenet. It is further understood that Tenet Subsidiary and Tenet must at all times provide complete, truthful, and accurate information.

c.	Tenet Subsidiary and Tenet shall use their best efforts to make available for interviews or testimony, as requested by the Offices, present or former officers, directors, employees, agents and consultants of Tenet Subsidiary and Tenet within one month of the Offices’ request. This obligation includes, but is not limited to, sworn testimony before a federal grand jury or in federal trials, as well as interviews with law enforcement and regulatory authorities. Cooperation shall include identification of witnesses who, to the knowledge of Tenet Subsidiary and Tenet, may have material information regarding the matters under investigation.

d.	With respect to any information, testimony, documents, records or other tangible evidence provided to the Offices pursuant to this Agreement, Tenet Subsidiary and Tenet consents to any and all disclosures, subject to applicable law and regulations, to other governmental authorities of such materials as the Offices, in their sole discretion, shall deem appropriate.

e.	During the Term of the Agreement, should Tenet Subsidiary or Tenet learn of evidence or allegations of actual or potential violations of the Anti-Kickback Statute, they shall promptly report such evidence or allegations to the Offices. No later than thirty days after the expiration of the Term of this Agreement, Tenet, by the Chief Executive Officer of Tenet and the Chief Financial Officer of Tenet, will certify to the Department that Tenet Subsidiary and Tenet have met their disclosure obligations pursuant to this Agreement. Such certifications will be deemed a material statement and representation by Tenet Subsidiary and Tenet to the executive branch of the United States for purposes of 18 U.S.C. § 1001.

6. Corporate Compliance Program. Tenet Subsidiary and Tenet represent that they have implemented and will continue to maintain Tenet’s compliance and ethics program throughout its operations, including those of its subsidiaries, affiliates, agents, and joint ventures (to the extent that Tenet Subsidiary or Tenet manages or controls such joint ventures), that is designed and implemented to prevent and detect violations of the Anti-Kickback Statute and Stark Law.

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7. Independent Compliance Monitor. Tenet agrees to retain a Monitor for the term of 3 years from the date on which the Monitor is retained by Tenet, subject to extension or early termination as described above. The Monitor’s duties and authority, and the obligations of Tenet with respect to the Monitor and the Offices, are set forth in Attachment C, which is incorporated by reference into this Agreement. Upon the execution of this Agreement, and after consultation with the Offices, Tenet will propose to the Offices a pool of three qualified candidates to serve as the Monitor. If the Offices determine, in their sole discretion, that any of the candidates are not, in fact, qualified to serve as the Monitor, or if the Offices, in their sole discretion, are not satisfied with the candidates proposed, the Offices reserve the right to seek additional nominations from Tenet. The parties will use their best efforts to complete the monitor selection process within sixty calendar days of the execution of this Agreement. The Monitor candidates or their team members shall have, at a minimum, the following qualifications:

a.	demonstrated expertise with respect to monitoring and/or evaluating the effectiveness of corporate compliance programs in the health care industry;

b.	experience designing, reviewing and/or counseling on corporate compliance policies, procedures and internal controls, including the Anti-Kickback Statute, the Stark Law, referral source arrangements, and procurement policies, procedures and internal controls;

c.	the ability to access and deploy resources as necessary to discharge the Monitor’s duties as described in the Agreement; and

d.	sufficient independence from Tenet to ensure effective and impartial performance of the Monitor’s duties as described in the Agreement.

8. The Offices retain the right, in their sole discretion, to choose the Monitor from among the candidates proposed by Tenet, though Tenet may express its preference(s) among the candidates. In the event the Offices reject all proposed Monitors, the Offices shall propose an additional three candidates within twenty business days after providing notice of the rejection to Tenet. This process shall continue until a Monitor acceptable to both parties is chosen. The Offices and Tenet will use their best efforts to complete the monitor selection process within sixty calendar days of the execution of this Agreement. If the Monitor resigns or is otherwise unable to fulfill his or her obligations as set out herein and in Attachment C, Tenet shall within twenty business days of receipt of notice from the Monitor or the Offices, whichever comes first, recommend a pool of three qualified Monitor candidates from which the Offices will choose a replacement.

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9. The Monitor’s powers, duties, and responsibilities, as well as additional circumstances that may support an extension of the Monitor’s term, are set forth in Attachment C. Tenet agrees that it will not employ or be affiliated with the Monitor or the Monitor’s firm for a period of not less than two years from the date on which the Monitor’s term expires. Nor will Tenet discuss with the Monitor or the Monitor’s firm the possibility of further employment or affiliation during the Monitor’s term.

10. Monetary Penalty. The Offices are not requiring Tenet Subsidiary to pay a monetary penalty under this Agreement, which is conditioned on: (1) Atlanta Medical entering its guilty plea and paying a $60,091,618 forfeiture money judgment within 10 days after its sentencing; (2) North Fulton entering its guilty plea and paying a $84,696,727 forfeiture money judgment within 10 days after its sentencing; and (3) Tenet paying $368,000,000 to the United States, the State of Georgia, and the State of South Carolina under the civil Settlement Agreement. The Offices and Tenet Subsidiary agree that this disposition is appropriate given the relevant considerations outlined above, including Atlanta Medical and North Fulton’s agreement to pay the forfeiture money judgments under their respective plea agreements with the Offices, and Tenet’s agreement to pay the civil settlement amount to the United States and the State of Georgia under the Settlement Agreement. Nothing in this Agreement shall be deemed an agreement by the Offices that no monetary penalty may be imposed in any future prosecution in the event of a breach of this Agreement, and the Offices are not precluded from arguing in any potential future prosecution that the Court should impose a penalty and the amount of such penalty.

11. Conditional Release from Liability. The Offices agree, except as provided herein, that they will not bring any criminal or civil case against Tenet Subsidiary or any of its present or former affiliates and parents, including Tenet and its subsidiaries and affiliates, relating to any of the conduct described in the Statement of Facts, attached hereto as Attachment A. The Offices, however, may use any information related to the conduct described in the attached Statement of Facts against Tenet Subsidiary or Tenet or any of Tenet’s subsidiaries or affiliates: (a) in a prosecution for perjury or obstruction of justice; (b) in a prosecution for making a false statement; (c) in a prosecution or other proceeding relating to any crime of violence; or (d) in a prosecution or other proceeding relating to a violation of any provision of Title 26 of the United States Code. This Agreement does not provide any protection against prosecution for any future conduct by Tenet Subsidiary, Tenet, or any of its present or former parents, affiliates, or subsidiaries. In addition, this Agreement does not provide any protection against prosecution of any individuals, regardless of their affiliation with Tenet Subsidiary or Tenet.

12. Breach. If, during the Term of this Agreement, (a) Tenet Subsidiary commits any felony under U.S. federal law or if Tenet commits a felony related to the Anti-Kickback Statute; (b) Tenet Subsidiary or Tenet provides in connection with this Agreement deliberately false, incomplete, or misleading information, including in connection with its disclosure of information about individual culpability; (c) Tenet Subsidiary or Tenet fails to cooperate as set forth in this Agreement; (d) Tenet Subsidiary or Tenet fails to continue to implement and maintain a compliance and ethics program as set forth in this Agreement; (e) Tenet fails to retain an Independent Compliance Monitor as set forth in this Agreement and in Attachment C; or (f) Tenet Subsidiary or Tenet otherwise fails specifically to perform or to fulfill completely each of Tenet Subsidiary and Tenet obligations under the Agreement, regardless of whether the Offices become aware of such a breach after the Term of the Agreement is complete, Tenet Subsidiary and Tenet, and Tenet’s subsidiaries and affiliates shall thereafter be subject to prosecution for

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any federal criminal violation of which the Offices have knowledge, including, but not limited to, the conduct described in the attached Statement of Facts, which may be pursued by the Offices in the U.S. District Court for the Northern District of Georgia or any other appropriate venue. Determination of whether Tenet Subsidiary or Tenet has breached the Agreement and whether to pursue prosecution of Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates shall be in the Offices’ sole discretion. Any such prosecution may be premised on information provided by Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates. Any such prosecution relating to the conduct described in the attached Statement of Facts or relating to conduct known to the Offices prior to the date on which this Agreement was signed that is not time-barred by the applicable statute of limitations on the date of the signing of this Agreement may be commenced against Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates, notwithstanding the expiration of the statute of limitations, between the signing of this Agreement and the expiration of the Term plus one year. Thus, by executing this Agreement, Tenet Subsidiary and Tenet agree that the statute of limitations with respect to any such prosecution that is not time-barred on the date of the signing of this Agreement shall be tolled for the Term plus one year. In addition, Tenet Subsidiary and Tenet agree that the statute of limitations as to any violation of federal law that occurs during the Term will be tolled from the date upon which the violation occurs until the earlier of the date upon which the Offices are made aware of the violation or the duration of the Term plus five years, and that this period shall be excluded from any calculation of time for purposes of the application of the statute of limitations.

13. In the event the Offices determine that Tenet Subsidiary or Tenet has breached this Agreement, the Offices agree to provide Tenet Subsidiary and Tenet with written notice prior to instituting any prosecution of Tenet Subsidiary or Tenet resulting from such breach. Within thirty days of receipt of such notice, Tenet Subsidiary and Tenet shall have the opportunity to respond to the Offices in writing to explain the nature and circumstances of the breach, as well as the actions Tenet Subsidiary and Tenet have taken to address and remediate the situation, which the Offices shall consider in determining whether to pursue prosecution of Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates.

14. In the event that the Offices determine that Tenet Subsidiary or Tenet has breached this Agreement: (a) all statements made by or on behalf of Tenet Subsidiary or Tenet, or Tenet’s subsidiaries or affiliates to the Offices or to the Court, including the attached Statement of Facts, and any testimony given by Tenet Subsidiary or Tenet, or Tenet’s subsidiaries or affiliates before a grand jury, a court, or any tribunal, or at any legislative hearings, whether prior or subsequent to this Agreement, and any leads derived from such statements or testimony, shall not be challenged by Tenet Subsidiary and Tenet or Tenet’s subsidiaries or affiliates and shall be admissible in evidence in any and all criminal proceedings brought by the Offices against Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates; and (b) Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule that any such statements or testimony made by or on behalf of Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates prior or subsequent to this Agreement, or any leads derived therefrom, should be suppressed or are otherwise inadmissible. The decision whether conduct or statements of any current director, officer or employee, or any person acting on behalf of, or at the direction of, Tenet Subsidiary, Tenet, or Tenet’s subsidiaries or affiliates, will be imputed to Tenet Subsidiary or Tenet for the purpose of determining whether Tenet Subsidiary or Tenet has breached any provision of this Agreement shall be in the sole discretion of the Offices.

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15. Sale or Merger. Except as may otherwise be agreed by the parties in connection with a particular transaction, Tenet Subsidiary and Tenet agree that in the event that, during the Term of the Agreement, they sell, merge, or transfer all or substantially all of their respective business operations or the business operations of their subsidiaries or affiliates involved in the conduct described in Attachment A of the Agreement attached hereto as they exist as of the date of the Agreement, whether such sale is structured as a sale, asset sale, merger, transfer, or other change in corporate form, they shall include in any contract for sale, merger, transfer, or other change in corporate form a provision binding the purchaser to retain the commitment of Tenet Subsidiary or Tenet, or any successor in interest thereto, to comply with the obligations described in this Agreement, such that the obligations of this Agreement continue to apply to such business operations following the completion of the transaction. Notwithstanding the foregoing, nothing in this Section 15 shall be construed as applying to assets not owned by Tenet or Tenet Subsidiary as of the date immediately prior to the closing of any such sale, merger, transfer or other change in corporate form. Except as may otherwise be agreed by the parties hereto in connection with a particular transaction, if, during the Term of the Agreement, Tenet Subsidiary or Tenet undertake any change in corporate form that involves business operations that are material to their consolidated operations or to the operations of any subsidiaries or affiliates involved in the conduct described in Attachment A of the Agreement attached hereto, whether such transaction is structured as a sale, asset sale, merger, transfer, or other change in corporate form, Tenet Subsidiary and Tenet shall provide notice to the Offices at least thirty (30) days prior to undertaking any such change in corporate form. If such transaction (or series of transactions) has the effect of circumventing or frustrating the enforcement purposes of this Agreement, as determined in the sole discretion of the Offices, it shall be deemed a breach of this Agreement.

16. Limitations on Binding Effect of Agreement. This Agreement is binding on Tenet Subsidiary, Tenet (as reflected in the resolution hereto attached as Attachment B), and the Offices but specifically does not bind any other component of the Department of Justice, other federal agencies, or any state or local law enforcement or regulatory agencies, or any other authorities, although the Offices will bring the cooperation of Tenet Subsidiary and Tenet and its compliance with its other obligations under this Agreement to the attention of such agencies and authorities if requested to do so by Tenet Subsidiary or Tenet.

17. The Offices and Tenet Subsidiary agree that this Agreement is null and void if: (a) Atlanta Medical does not enter its guilty plea and does not pay a forfeiture money judgment in the amount of $84,696,727 within 10 days of its sentencing; (b) North Fulton does not enter its guilty plea and does not pay a forfeiture money judgment in the amount of $60,091,618 within 10 days of its sentencing; and (c) Tenet does not pay $368,000,000 to the United States, the State of Georgia, and the State of South Carolina under the terms of the civil Settlement Agreement.

18. It is further understood that Tenet Subsidiary, Tenet, and the Offices may disclose this Agreement to the public.

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19. Complete Agreement. This Agreement sets forth all the terms of the agreement between Tenet Subsidiary and the Offices. No amendments, modifications or additions to this Agreement shall be valid unless they are in writing and signed by the Offices, the attorneys for Tenet Subsidiary, and duly authorized representatives of Tenet Subsidiary.

Sincerely,

/s/ Andrew Weissmann
ANDREW WEISSMANN
Chief, Fraud Section
Criminal Division
United States Department of Justice

Joseph S. Beemsterboer
Deputy Chief, Fraud Section

Robert A. Zink
Assistant Chief, Fraud Section

Sally B. Molloy
Antonio M. Pozos
Trial Attorneys
Fraud Section, Health Care Unit
Corporate Strike Force

/s/ John A. Horn
JOHN A. HORN
United States Attorney
Northern District of Georgia

Randy S. Chartash
Chief, Economic Crime Section

Stephen H. McClain
Deputy Chief, Health Care Fraud

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AGREED AND CONSENTED TO:

Tenet HealthSystem Medical, Inc.*

Date: September 30, 2016	BY:	/s/ William Morrison
William Morrison
Vice President and Assistant General Counsel
Tenet Healthcare Corporation

Date: September 30, 2016	BY:	/s/ Kathyrn H. Ruemmler
Kathryn H. Ruemmler
Latham & Watkins LLP

*	Where Tenet is indicated in the Agreement, Tenet Subsidiary is also acting on behalf of Tenet.

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ATTACHMENT A

STATEMENT OF FACTS

The following Statement of Facts is incorporated by reference as part of the non-prosecution agreement (the “Agreement”) between the United States Department of Justice, Criminal Division, Fraud Section, and the United States Attorney’s Office for the Northern District of Georgia (the “Offices”). Tenet HealthSystem Medical, Inc. (on its behalf and on behalf of its subsidiaries identified below) (collectively, “Tenet Subsidiary”), hereby agrees and stipulates that the following information is true and accurate. Tenet Subsidiary admits, accepts, and acknowledges that it is responsible for the acts of its officers, directors, employees, and agents as set forth below:

The Federal Health Care Anti-Kickback Statute

1. The federal Anti-Kickback Statute prohibited any person from knowingly and willfully offering or paying any remuneration (including a kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person: (a) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment can be made in whole or part by a Federal health care program; or (b) to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a Federal health care program. 42 U.S.C. § 1320a-7b(b)(2)(A)-(B).

2. The statute likewise prohibited any person from knowingly and willfully soliciting or receiving any remuneration (including a kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind: (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment can be made in whole or part by a Federal health care program; or (b) in return for purchasing, leasing, ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a Federal health care program. 42 U.S.C. § 1320a-7b(b)(l)(A)-(B).

3. The Medicare Program and the Medicaid Program were “Federal health care program[s],” as defined in Title 42, United States Code, Section 1320a-7b(f) and “health care benefit program[s]” as defined in Title 18, United States Code, Section 24(b).

The Medicare Program

4. In 1965, Congress enacted Title XVIII of the Social Security Act, known as the Medicare program, to pay for the costs of certain healthcare services. Entitlement to Medicare is based on age, disability or affliction with end-stage renal disease. 42 U.S.C. §§ 426, 426A.

5. The Department of Health and Human Services (“HHS”) was responsible for the administration and supervision of the Medicare program. The Centers for Medicare and Medicaid Services (CMS) was an agency of HHS and was directly responsible for the administration of the Medicare program.

6. Part A of the Medicare Program authorized payment for institutional care, including hospital care. See 42 U.S.C. §§ 1395c-1395i-4. In addition, hospitals that treat large numbers of low-income patients, including Medicaid patients, were able to seek additional federal funds through the Medicare Disproportionate Share (“DSH”) program, 42 C.F.R. § 412.106. The formula for determining such funding took into account the number of patients treated by a given hospital who were eligible for Medicaid at the time of their treatment. 42 U.S.C. § 1395ww(d)(5)(F)(vi); 42 C.F.R. § 412.106(b)(4)(i).

The Medicaid Program

7. The Medicaid Program was also created in 1965 as part of the Social Security Act, which authorized federal grants to states for medical assistance to low-income, blind or disabled persons, or to members of families with dependent children or qualified pregnant women or children. The Medicaid Program was a jointly funded federal-state program and was administered by CMS at the federal level. Within broad federal rules, each state determined eligible groups, types and ranges or services, payment levels for services, and administrative and operating procedures.

8. Medicaid providers submitted claims for payment to states which paid the claims and obtained the federal portion of the payment from accounts which drew on the United States Treasury. After the end of each calendar quarter, the state submitted to CMS a final expenditure report, which provided the basis for adjustment to the quarterly federal funding amount (to reconcile the estimated expenditures to actual expenditures). 42 C.F.R. §§ 430.0-430.30.

9. Undocumented aliens were not eligible for regular Medicaid coverage, but were eligible for certain types of Emergency Medical Assistance, pursuant to 42 U.S.C. § 1396b(v). Emergency Medical Assistance (“EMA”) was the part of the Medicaid Program that provided coverage for emergency medical conditions, including childbirth for undocumented aliens.

10. Emergency labor and delivery by undocumented, otherwise eligible aliens, was considered an emergency medical condition under the Medicaid Program pursuant to 42 U.S.C. § 1396b(v)(2) and § 1396b(v)(3). A child born to a woman approved for EMA for her delivery was eligible for what is known as Newborn Medicaid. Individuals who receive any type of benefit under Medicaid are referred to as Medicaid “beneficiaries.”

11. As Georgia Medicaid providers, hospitals were required to execute “Statements of Participation,” commonly referred to as provider agreements. The provider agreements entered into by hospitals mandated compliance with the Georgia Medicaid rules that prohibit paying or accepting, directly or indirectly, kickbacks for referrals. The agreements further stated that “Payment shall be made in conformity with the provisions of the Medicaid program, applicable state and federal laws, rules and regulations promulgated by the U.S. Department of Health and Human Services and the State of Georgia and the Department’s policies and procedures manuals in effect on the date the service was rendered.”

12. The Georgia Department of Community Health prohibited hospital providers from paying kickbacks for referrals of Medicaid patients, and authorized the denial of reimbursement for non-compliance with any of its applicable policies and procedures and recoupment of reimbursement when a provider failed to comply with all terms and conditions of participation related to the services for which a claim has been paid.

13. In Georgia, provider hospitals participating in the Medicaid program submitted claims for hospital services rendered to Medicaid beneficiaries to the Georgia Department of Community Health for payment, either directly or through a State designee such as a fiscal intermediary.

14. The Georgia Medicaid Program would not pay claims submitted by a provider hospital for services that it knew were the result of a provider hospital’s payments to any person for the referral of Medicaid beneficiaries.

15. As South Carolina Medicaid providers, hospitals were required to execute a contract with the South Carolina Department of Health and Human Services, commonly referred to as a provider agreement.

16. The provider agreements entered into by hospitals mandated compliance with all state and federal regulations, including those rules that prohibit paying or accepting, directly or indirectly, kickbacks for referrals. The agreements further stated, in pertinent part: “The Provider shall certify that the statements, reports, and claims, financial or otherwise, are true, accurate and complete, and the Provider shall not submit for payment, any claims statements or reports which he knows, or has reason to know, are not properly prepared or payable pursuant to federal and state law, applicable regulations, this Contract and SCDHHS policy.”

17. In South Carolina, provider hospitals participating in the Medicaid program submitted claims for hospital services rendered to Medicaid beneficiaries to the South Carolina Department of Health and Human Services.

18. The South Carolina Medicaid program would not pay claims submitted by a provider hospital for services that it knew were the result of a provider hospital’s payments to any person for the referral of Medicaid beneficiaries.

Tenet HealthSystem Medical, Inc. and Other Relevant Tenet Entities

19. Tenet Healthcare Corporation (“Tenet”) was a publicly-held, Texas-based corporation that indirectly owned for-profit hospitals across the United States, including Atlanta Medical Center, Inc. (“Atlanta Medical”), North Fulton Hospital, Inc. d/b/a North Fulton Hospital (“North Fulton”), Tenet Health System Spalding, Inc. d/b/a Spalding Regional Medical Center (“Spalding”), and Hilton Head Health System, L.P., d/b/a Hilton Head Hospital (“Hilton Head”) at all times relevant to this Statement of Facts. Atlanta Medical, North Fulton, Hilton Head, and Spalding will be referred to collectively as “the Tenet Hospitals.”

20. Tenet HealthSystem Medical, Inc. (“Tenet Subsidiary”) was a Tenet subsidiary that owned for-profit hospitals in Tenet’s Southern States Region, including the Tenet Hospitals. Tenet Subsidiary employed certain senior hospital executives who worked at the Tenet Hospitals. The Tenet Hospitals’ senior hospital executives reported to Tenet Regional Senior Vice Presidents of Operations and Regional Vice Presidents of Finance Operations, who were also employed by Tenet Subsidiary.

21. Atlanta Medical Center, Inc. (“Atlanta Medical”), operated a for-profit hospital located in Atlanta, Georgia. AMC competed with other hospitals in the Northern District of Georgia for patients, including expectant mothers.

22. North Fulton Medical Center, Inc. d/b/a North Fulton Hospital (“North Fulton”) operated a for-profit hospital that was located in Roswell, Georgia. North Fulton competed with other hospitals in the Northern District of Georgia for patients, including expectant mothers.

23. Spalding Regional Medical Center, Inc. d/b/a Spalding Regional Medical Center (“Spalding”) operated a for-profit hospital that was located in Griffin, Georgia. Spalding competed with other hospitals in the Northern District of Georgia for patients, including expectant mothers.

24. Hilton Head Health System, L.P. d/b/a Hilton Head Hospital (“Hilton Head”) owned a for-profit hospital that was located in Hilton Head, South Carolina. Hilton Head competed with other hospitals in the District of South Carolina and the Southern District of Georgia for patients, including expectant mothers.

25. From at least March 2000 to at least 2013, Atlanta Medical, North Fulton, and Spalding were enrolled as providers in the Georgia Medicaid program and billed and received payment from the Georgia Medicaid program for labor and delivery and newborn services.

26. From at least March 2000 to at least 2012, Atlanta Medical was enrolled as a Medicare provider, and submitted cost reports on a yearly basis to the Medicare program and sought and received additional reimbursement from the Medicare Disproportionate Share (DSH) program.

27. From at least 2001 to at least 2013, North Fulton was enrolled as a Medicare provider, and submitted cost reports on a yearly basis to the Medicare program and sought and received additional reimbursement from the Medicare DSH program.

28. From at least January 2006 to January 2012, Hilton Head was enrolled as a provider in the South Carolina Medicaid program and billed and received payment from the South Carolina Medicaid program for labor and delivery services.

29. At all times relevant to the Statement of Facts, the Tenet Hospitals had Patient Financial Services (“PFS”) departments in their hospitals whose purpose was to assist all uninsured or indigent patients who had received hospital services to qualify for federal health care program benefits, including Medicaid and EMA, to pay for their services. Beginning in or around 2008, Tenet operated a new wholly-owned subsidiary, Conifer Health Solutions, to perform many of the same functions previously performed by PFS in the hospitals. Other than the contracts between the Tenet Hospitals and Clinica for Medicaid eligibility determination services discussed below, after June 2002 no other Tenet hospital contracted with a third party to provide Medicaid eligibility determination services.

The Corporate Integrity Agreement

30. In summer 2006, Tenet entered into a civil settlement agreement with the United States to resolve its False Claims Act liability arising from government investigations involving alleged fraudulent billing practices and Anti-Kickback Statute violations. As part of the civil settlement agreement, Tenet entered into a Corporate Integrity Agreement (“CIA”) with the Department of Health and Human Services’ Office of Inspector General (“HHS-OIG”) in September 2006 to ensure that all Tenet facilities complied with Medicare and Medicaid Program requirements, including compliance with the Anti-Kickback Statute. HHS-OIG agreed not to exclude Tenet from participating in the Medicare and Medicaid programs, conditioned on its compliance with the obligations in the CIA for five years.

31. The CIA required, among other things, Tenet to strengthen its policies, procedures and controls for contracts with referral sources to ensure compliance with the Anti-Kickback Statute. The CIA also required certain employees who reviewed or approved contracts with referral sources, including the hospital CEOs and CFOs, to attend specialized training on referral source contracts during each year of the CIA.

32. The CIA further required that Tenet submit certifications from “Senior Corporate Management,” which included the Tenet Regional Senior Vice Presidents, to HHS-OIG as part of Tenet’s CIA annual reports for each year of the 5-year CIA, certifying “[t]o the best of my knowledge, except as otherwise described in the applicable report, Tenet is in compliance with the requirements of the Federal health care program requirements and the obligations of this CIA.”

33. In connection with Tenet’s submission of its annual reports and certifications to HHS-OIG under the CIA, hospital CEOs and CFOs, among others, were required to certify that they had accurately and honestly completed quarterly certifications that required these executives to disclose, among other things, reportable events under the CIA.

Clinica

34. Hispanic Medical Management, Inc. d/b/a Clinica de la Mama (“Clinica”) was a Georgia corporation headquartered in the Northern District of Georgia. From at least 1999 to in or around September 2010, Clinica held itself out as operating several medical clinics that provided prenatal care to predominantly undocumented Hispanic women in Georgia and South Carolina.

35. In or around September 2010, Clinica’s owners and operators divided the clinics between themselves and their respective successor companies, International Clinical Management Services, Inc. d/b/a Clinica del Bebe (“Clinica del Bebe”) and Company A, which were Georgia corporations headquartered in the Northern District of Georgia. Clinica, Clinica del Bebe, and Company A will hereinafter be referred to collectively as “Clinica.”

36. For a fee, generally between $1,200 to $1,700 cash and typically in excess of $1,500, Clinica offered to provide prenatal medical care and ancillary services to pregnant Hispanic women. Women who signed up with Clinica for pre-natal care were assigned to a doctor designated by Clinica.

37. The majority of undocumented Hispanic women who became Clinica patients were uninsured and indigent. Under State and Federal law, including the Emergency Treatment and Labor Act (“EMTALA”), hospitals are required to provide medical care to any pregnant woman about to deliver a baby. When an uninsured and indigent Clinica patient delivered her baby at a hospital and was qualified for EMA under Medicaid, the hospital became eligible to receive an EMA Medicaid payment for the hospital services rendered to that patient and a Newborn Medicaid payment for the hospital services rendered to her baby.

The Conspiracy to Steer Clinica Patients to

the Tenet Hospitals in Exchange for Unlawful Remuneration

Overview and Purpose of the Conspiracy

38. From at least 2000 through at least 2013, in the Northern District of Georgia and elsewhere, and as described further below, (1) Clinica’s owners and operators, (2) certain executives at the Tenet Hospitals, acting as agents of the Tenet Hospitals, at least in part for the benefit of the Tenet Hospitals, and within the course and scope of their employment and authority at the Tenet Hospitals, and (3) others, agreed that the Tenet Hospitals would pay the owners and operators of Clinica for referring its Medicaid patients (the “Clinica patients”) to the Tenet Hospitals for delivery and arranging for services to be provided to Clinica patients and their newborns at the Tenet Hospitals.

39. The purpose of the conspiracy was for Clinica’s owners and operators and others to unlawfully enrich themselves, and for certain executives at the Tenet Hospitals to unlawfully enrich and benefit the Tenet Hospitals, and themselves, by paying, and causing to be paid, and receiving illegal remuneration designed to induce Clinica’s owners and operators to: (1) refer Clinica patients to the Tenet Hospitals; and (2) arrange for services to be provided to Clinica patients and their newborns at the Tenet Hospitals, all so that the Tenet Hospitals could bill and obtain money from the Medicaid and Medicare DSH Programs for services provided to the unlawfully referred Clinica patients and their newborns.

Execution of the Conspiracy Generally

40. Certain executives at the Tenet Hospitals and others understood that: (1) the owners and operators of Clinica were very successful at attracting pregnant, undocumented Hispanic women to its clinics for prenatal care and were able to control where these women delivered their babies; and (2) the Tenet Hospitals could potentially realize a significant revenue stream from Medicaid and Medicare DSH payments for providing labor and delivery services to the Clinica patients and for providing services to their newborn babies.

41. As a result, the owners and operators of Clinica, certain executives at the Tenet Hospitals and others, created and caused to be created contracts between the Tenet Hospitals and Clinica. Under these contracts, the Tenet Hospitals purported to pay Clinica to provide various services to the Tenet Hospitals including management services, marketing consulting services, translation services, translation management services, Medicaid eligibility determination paperwork, community outreach, educational classes, and birth certificate services. The true purpose of the relationship, however, was to induce the owners and operators of Clinica to refer the Clinica patients to the Tenet Hospitals and arrange for services to be provided to the Clinica patients and their newborns at the Tenet Hospital.

42. The alleged services that were purported to be provided by Clinica pursuant to these contracts were, in some instances, either: (1) not needed; or (2) duplicative of services already being provided; (3) substandard; or (4) not rendered at all.

43. In truth and in fact, the contracts were a pretextual mechanism that allowed certain executives at the Tenet Hospitals to cause the payment of over $12 million to the owners and operators of Clinica in exchange for referring the Clinica patients to the Tenet Hospitals and arranging for services to be provided to the Clinica patients and their newborns at the Tenet Hospitals.

44. The owners and operators of Clinica were able to steer Clinica patients to particular hospitals, and arrange for Clinica patients and their newborns to receive services at the Tenet Hospitals based on: (1) their control of the patients who sought services from them; and (2) their leverage over the physicians who saw those patients in its clinics. Although Clinica did not employ the physicians or other service providers, the owners and operators of Clinica controlled which physicians would be given time slots to see patients at the clinics, and could ensure that only physicians who agreed to deliver at the Tenet Hospitals were given slots.

45. To further ensure that Clinica patients delivered at the Tenet Hospitals, the owners and operators of Clinica allowed only physicians who had delivery privileges at the Tenet Hospitals to work in the clinics during particular times.

46. Depending on what day a patient arrived for her initial visit, among other factors, the patient was assigned to a particular doctor and told where she would deliver her child. Clinica personnel would provide the patient with a Clinica identification (ID) card, which would be presented to the hospital where the patient delivered her baby. The ID card listed both the physician to whom the patient had been assigned and the hospital where the patient was told to deliver her baby.

47. To ensure that patients delivered at the Tenet Hospitals, and as part of the scheme, the owners and operators of Clinica made and caused to be made false statements and representations to Clinica patients. For example, in some instances, expectant mothers were told that Medicaid would cover the costs associated with their childbirth and the care of their newborn baby only if the expectant mother delivered at one of the Tenet Hospitals. In other instances, expectant mothers simply were told that they were required to deliver their baby at one of the Tenet Hospitals, leaving expectant mothers with the false and mistaken belief that they could not select the hospital of their choice. As a result of these false and misleading statements and representations, along with others, many expectant mothers traveled long distances from their homes to deliver at the Tenet Hospitals, placing their health and safety, and that of their newborn babies, at risk.

48. Throughout the life of the conspiracy, Tenet employed in-house lawyers and engaged outside lawyers to review and approve agreements between the Tenet Hospitals and Clinica. At various times throughout the conspiracy, certain executives at the Tenet Hospitals and others concealed material facts from Tenet lawyers and outside counsel because they knew that the agreements would not be approved if the true nature of the Clinica arrangements were disclosed to the lawyers. In particular, certain executives at the Tenet Hospitals and others concealed the fact that the true purpose of the agreements was to induce the owners and operators of Clinica to: (1) refer Clinica patients to the Tenet Hospitals; and (2) arrange for the Tenet Hospitals to provide services to Clinica patients and their newborns.

49. To facilitate the payment of monies to Clinica for the referral of the Clinica patients and arranging for the provision of services to Clinica patients and their newborns at the Tenet Hospitals, certain executives at the Tenet Hospitals and others authorized or caused Tenet to either or both (a) make payments to Clinica without valid contracts in place, or (b) make payment without supporting documentation or with inadequate documentation, in violation of then-existing company policies and controls governing the disbursement of monies to referral sources, such as Clinica.

50. To further conceal the nature, details, and extent of the unlawful relationship between the Tenet Hospitals and Clinica, and in connection with Tenet’s submission of its annual reports and certifications to HHS-OIG under the CIA, certain executives at the Tenet Hospitals, acting together in concert, certified each quarter from in or around July 2008 to in or around October 2011 that they had accurately and honestly completed quarterly certifications that required these executives to disclose, among other things, reportable events under the CIA, and Tenet Regional Senior Vice President of Operations A certified each year from 2007 to 2012 that Tenet was in compliance with federal healthcare program requirements and the requirements of the CIA. These executives’ certifications were false and misleading because they did not disclose, among other things, reportable events relating to Clinica under the CIA.

51. As a result of this arrangement, the Tenet Hospitals received more than $125 million in Georgia and South Carolina Medicaid funds and more than $20 million in Medicare DSH funds for services provided to Clinica patients and their newborns at the Tenet Hospitals. Of that amount, Atlanta Medical received over $74 million in Georgia Medicaid funds and over $10 million in Medicare DSH funds, North Fulton received over $48 million in Georgia Medicaid funds and over $12 million in Medicare DSH funds, Hilton Head received over $4 million in South Carolina Medicaid Funds, and Spalding received approximately $10,000 in Georgia Medicaid funds.

Specific Conduct at Atlanta Medical

52. In early 2000, Atlanta Medical contracted with Clinica to manage a clinic located in south Atlanta as a training site for its Obstetrics and Gynecology (OB/GYN) Residency Program residents (hereinafter the “Residency Clinic”). Under the contract, Atlanta Medical agreed to pay Clinica a “management fee” of at least $42,350 a month. At the same time, Atlanta Medical entered into a marketing consulting agreement with Clinica, under which Atlanta Medical agreed to pay up to $1,000 in consulting fees per month and up to $2,000 in expenses to Clinica for marketing the Residency Clinic.

53. A memo submitted by Atlanta Medical executives to Tenet regional executives and legal personnel in support of the contracts projected that 600, 750, and 900 pregnancies would be seen at the Residency Clinic during the first, second and third years of the agreement. Under the contract, Atlanta Medical agreed to “provide Obstetrical services through its faculty, residents or credentialed physicians at the Medical Offices six (6) days per week.” During the time that Atlanta Medical paid Clinica to manage the Residency Clinic, the volume of patients seen at the Residency Clinic never met the projected 50-75 patients per month, and the residents never trained at the Residency Clinic six days per week.

54. Around the time these initial contracts were executed, the owners and operators of Clinica began giving Atlanta Medical credentialed obstetricians time slots at Clinica’s other clinic locations and directing these patients to deliver at Atlanta Medical. As a result, Atlanta Medical’s delivery volume substantially increased, which was attributable to the patients that Clinica was sending to Atlanta Medical from the Clinica clinics (other than the Residency Clinic).

55. Beginning in or around July 2000, the owners and operators of Clinica began providing periodic volume reports to Atlanta Medical administrators and executives reporting on the number of deliveries that the Clinica clinics had sent to Atlanta Medical and the number of deliveries that Clinica expected to send to Atlanta Medical over the future months, broken down by Clinica clinic. Atlanta Medical executives, including Atlanta Medical Executive A, understood that a significant portion of Atlanta Medical’s total delivery volume was coming from Clinica’s clinics (other than the Residency Clinic).

56. In 2000, certain Atlanta Medical executives caused Tenet to pay approximately $423,125 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica directed Clinica patients to deliver at Atlanta Medical.

57. On or around June 14, 2001, Atlanta Medical’s original contracts with Clinica expired. Certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to continue to pay Clinica each month for at least a year despite the fact there was no contract in place, in violation of then-existing company policies and controls governing agreements with referral sources, such as Clinica.

58. At least as early as November 2, 2001, Atlanta Medical Executive A began receiving the monthly e-mails from Atlanta Medical’s Women’s Services Department (hereinafter “Women’s Services Department”) reporting the total number of deliveries and Clinica deliveries for the prior month. The November 2, 2001 e-mail reported 240 total deliveries and 65 Clinica deliveries for October 2001.

59. In 2001, certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to pay approximately $527,346 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

60. In 2002, certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to pay approximately $658,335 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

61. In or around May 2002, Atlanta Medical Executive A agreed to give Clinica a translation services contract without conducting vendor due diligence to determine whether Clinica was qualified to provide interpretation/translation services in a hospital setting and without soliciting any proposals or bids from other service providers.

62. On or about May 3, 2002, Atlanta Medical Executive A authorized Clinica to provide “24/7 translation services” at Atlanta Medical effective May 1, 2002, prior to seeking legal approval for the contract, in violation of then-existing company policies and controls governing agreements with referral sources, such as Clinica.

63. In or about May 21, 2002, an administrator at Atlanta Medical sent an e-mail to Atlanta Medical Executive A, asking whether they should pay Clinica for marketing services recorded on logs that were recently submitted for marketing services dating back as far as September 2001, even though Atlanta Medical “typically do[es] not honor them beyond 60 days after the end of the month to which they apply.” In response, Atlanta Medical Executive A agreed to authorize the payments to Clinica despite contrary policies and practices, stating: “Send them down. We’ll approve and eliminate this when we move to a different contract.”

64. On or about July 3, 2002, an employee of the Women’s Services Department, at the direction of Atlanta Medical management, sent an e-mail to Atlanta Medical Executive A, and others, reporting 243 total deliveries and 95 Clinica deliveries for the month of June 2002.

65. On or about September 4, 2002, an employee of the Women’s Services Department, at the direction of hospital management, sent an e-mail to Tenet Hospital Executive A, and others, reporting 246 total deliveries and 90 Clinica deliveries.

66. On or about November 25, 2002, Atlanta Medical Executive A sent an e-mail to North Fulton Executive A, who had signed a services contract with Clinica, asking, “How is [] Clinica working out for you? Do you know how many deliveries they’re averaging?”

67. In 2003, certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to pay approximately $785,835 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

68. Each month from June 2003 to January 2004, an employee of the Women’s Services Department, at the direction of hospital management, sent an e-mail to hospital finance personnel and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
May 2003	242	94
June 2003	205	75
July 2003	256	79
August 2003	264	103
September 2003	275	95
October 2003	272	101
November 2003	246	97
December 2003	271	114

69. In or about February 2003, graduate medical education (GME) administrators at Atlanta Medical conducted a site survey at the Residency Clinic and identified the following issues in a letter to Clinica: the floors need to be cleaned because they “remain unacceptably dirty,” the staff needs to ensure that it is completely sterilizing instruments, and laboratory testing must be conducted in a manner to ensure test results are accurate. Based on these items, coupled with concerns about “staff safety, the inadequacies of the physical plant, and the limited ability to continue growing at the current location,” the administrators requested that Clinica move the Residency Clinic to a new location.

70. In or around June 2003, Atlanta Medical’s contracts with Clinica expired. Certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to continue paying Clinica each month despite the fact there was no contract in place, in violation of then-existing company policies and controls governing agreements with referral sources, such as Clinica.

71. In 2004, certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to pay approximately $761,610 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

72. Each month from February 2004 to January 2005, an employee of the Women’s Services Department, at the direction of hospital management, sent an e-mail to hospital finance personnel and others, and during some months, hospital executives, including Atlanta Medical Executive A, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
January 2004	229	97
February 2004	221	98
March 2004	233	93
April 2004	253	98
May 2004	231	107
June 2004	225	88
July 2004	264	126
August 2004	230	88
September 2004	236	84
October 2004	248	102
November 2004	264	119
December 2004	249	106

73. On or about March 2, 2004, one of Clinica’s owners and operators sent an e-mail to an administrator at Atlanta Medical stating: “In a recent discussion with [translator], I found out that she has been translating written documents, i.e. medical consents and other types of instructional info. I really think you guys should probably use the company THC has contracted to handle medical translation. I think it is Dr. Tango. Could you look into this please. [Translator] is not certified in written medical translation or documentation. I think this is outside our scope. We are happy to help with basic stuff, but consents or anything that will become part of the permanent part of the medical record should be evaluated. What are your thoughts.”

74. In or about February 2004, Tenet auditors conducted an audit of the Residency Clinic. An audit report was created and sent to certain Atlanta Medical executives, including Atlanta Medical Executive A, Tenet legal personnel, and others. The report stated: “it does appear that the [prenatal care] fees [at the Residency Clinic] may be high and not fair, especially considering the patient population.”

75. In April 2004, Tenet auditors conducted another audit of the Residency Clinic, and sent copies of the audit reports to certain Atlanta Medical executives, including Atlanta Medical Executive A and Tenet legal personnel. The report flagged that Atlanta Medical was continuing to pay Clinica under an expired management contract, in violation of company policy.

76. In or about May or June 2004, Tenet legal personnel instructed certain Atlanta Medical executives, including Atlanta Medical Executive A, to take corrective action in relation to the expired contract. As a result, on or about June 7, 2004, Atlanta Medical Executive A sent a letter to Clinica’s owners and operators stating that Atlanta Medical was terminating the agreement effective on or about September 6, 2004. In June 2004, Atlanta Medical notified Tenet that it had sent the termination letter to Clinica and sent a copy of the termination letter to Tenet, prompting Tenet legal personnel to close out Tenet’s compliance matter, believing that the contract-expiration issue was resolved.

77. Notwithstanding the contract termination letter, certain Atlanta Medical executives, including Atlanta Medical Executive A, continued to cause Tenet to pay Clinica for more than a year and a half after the effective termination date set forth in Atlanta Medical’s June 7, 2004 letter. Between June 2003 and December 2005, Atlanta Medical paid approximately $1.8 million to Clinica without a valid contract in place, in violation of company policies and controls governing disbursements to referral sources.

78. In 2005 specifically, certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to pay approximately $674,910 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

79. Each month from February 2005 to January 2006, an employee of the Women’s Services Department, at the direction of hospital management, sent an e-mail to a hospital executive, finance personnel and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
January 2005	274	116
February 2005	251	118
March 2005	235	97
April 2005	240	104
May 2005	278	101
June 2005	326	129
July 2005	311	128
August 2005	304	119
September 2005	306	108
October 2005	293	121
November 2005	292	105
December 2005	310	126

80. In or around Spring 2005, Tenet’s Southern States Region retained Dr. Tango, a company specializing in marketing to the Hispanic community, to perform an operational assessment of the services provided to Atlanta Medical’s and North Fulton’s Hispanic patients, including the interpreter services. In or around March 2005, Dr. Tango presented its findings about Atlanta Medical’s interpreter services, among other items, to hospital executives, including Atlanta Medical Executive A, in a written report and PowerPoint presentation which stated: the Clinica interpreters do not maintain utilization statistics, performance evaluations are not conducted for the Clinica interpreters, and Clinica interpreters are not required to be trained.

81. Dr. Tango recommended that Atlanta Medical require the Clinica interpreters to maintain and provide utilization statistics to the hospital, that the hospital conduct performance evaluations of the Clinica interpreters, and that the hospital require Clinica to provide “only trained interpreters,” but Atlanta Medical failed to meaningfully implement these recommendations.

82. On or about November 30, 2005, after receiving legal approval for a new services contract with Clinica, an administrator at Atlanta Medical e-mailed the new contract to one of Clinica’s owners to sign. The e-mail stated: “we had to mess around with some of the numbers relative to each performance item, but the total didn’t change much (actually went up a little).”

83. In 2006, certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to pay approximately $579,498 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

84. Each month from February 2006 to January 2007, an employee of the Women’s Services Department, at the direction of hospital management, sent an e-mail to hospital executives, including one to Atlanta Medical Executive A, finance personnel, and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
January 2006	312	125
February 2006	301	114
March 2006	304	111
April 2006	300	121
May 2006	321	140
June 2006	327	146
July 2006	354	146
August 2006	378	158
September 2006	310	139
October 2006	364	162
November 2006	334	136
December 2006	328	149

85. In 2007, certain Atlanta Medical executives, including Atlanta Medical Executive A, caused Tenet to pay approximately $476,378 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

86. Each month from February 2007 to January 2008, an employee of the Women’s Services Department, acting at the direction of hospital management, sent an e-mail to a hospital executive, finance personnel, and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
January 2007	320	144
February 2007	303	133
March 2007	333	134
April 2007	302	119
May 2007	294	131
June 2007	341	142
July 2007	371	162
August 2007	355	150
September 2007	353	132
October 2007	372	141
November 2007	400	169
December 2007	346	140

87. In or around February 2007, Atlanta Medical Executive B asked one of the hospital’s financial analysts to conduct a cost analysis on the Clinica patients. On February 15,

2007, the financial analyst e-mailed Atlanta Medical Executive B two separate cost analyses, which both showed that the payments that Atlanta Medical received from Georgia Medicaid covered its variable costs, and that the relationship was profitable in 2004, 2005 and 2006.

88. In or around January 2008, Atlanta Medical Executive B sent a document titled “AMC Close Notes December 2007” to Tenet Regional VP of Finance Operations A, among others. In response to Tenet Regional VP of Finance Operations A’s questions about a decrease in OB admissions, the document stated: “[M]ost of the [obstetrics] volume currently is driven by our Clinica contract, where we choose the physicians. We met with Clinica a few weeks ago to reassure them of our commitment to the program and they have projected no volume changes from their clinics.”

89. In 2008, certain Atlanta Medical executives, including Atlanta Medical Executives A and B, caused Tenet to pay approximately $515,402 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

90. Each month from February 2008 to May 2008, an employee of the Women’s Services Department, at the direction of Atlanta Medical management, sent an e-mail to an executive, finance personnel, and others at Atlanta Medical, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
January 2008	364	164
February 2008	337	145
March 2008	336	127
April 2008	315	142

91. Each month from June 2008 to September 2008, an employee of the Women’s Services Department, at the direction of Atlanta Medical management, sent an e-mail to certain Atlanta Medical executives, including two e-mails to Atlanta Medical Executives A and B, finance personnel, and others at Atlanta Medical, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
May 2008	354	128
June 2008	314	90
July 2008	364	121
August 2008	338	100

92. From in or around September 2008 to in or around September 2010, certain Atlanta Medical executives including Atlanta Medical Executive A, ensured that Atlanta Medical provided an Atlanta Medical-employed or contracted nurse practitioner to staff one of Clinica’s clinics free of charge.

93. On or about September 5, 2008, North Fulton Executive D sent Atlanta Medical Executive B an e-mail with the subject “Clinica contract” stating, “I am assuming you completed this contract renewal….We are about to begin. We talked about what [Tenet Regional VP of Finance Operations A] wanted and what [Atlanta Medical Executive A] wanted and we have the same issue. Were you able to make any positive or significant change or did it get renewed as is?” Atlanta Medical Executive B responded, “Renewed as i[s], per [Atlanta Medical Executive A].”

94. On September 25, 2008, Tenet Regional Senior Vice President of Operations A (who was previously identified herein as North Fulton Executive A and who was promoted to Tenet Regional SVP of Operations for the Southern States Region in 2006), sent an e-mail to Atlanta Medical Executive A, and a North Fulton executive asking, “How have total Clinica volumes been doing at your two hospitals over the past three months – please take a look at overall deliveries, not %. Thanks!”

95. That same day, Atlanta Medical Executive A responded: “We have definitely seen a marked decrease at AMC. We had 311 deliveries during June-August of 2008. That compares to 455 for the same period in 2007 and 450 in 2006. June also marked the time when Clinica fired [certain AMC credentialed obstetricians] so I assumed the volume from the clinics they used to staff was being directed to North Fulton. If NFMC has not seen an increase then we have a problem. Our volume from January through May from Clinica exceeded our previous two year’s volume. The drop off had all come in the last three months.”

96. On or about September 26, 2008, the North Fulton executive responded to Tenet Regional SVP of Operations A’s e-mail: “June-August Clinica volumes for 2007 and 2008 were 349 and 340, respectively. Based on our flat volume and [the decline in volume at Atlanta Medical Executive A’s hospital], this would lead us to believe Clinica is diverting to another program. Our contract is up for re-negotiation within the next 60-90 days. [North Fulton Executive D] and I are going to handle this so we will ask some questions during our conversations with [the owners and operators of Clinica].”

97. On or about September 29, 2008, Atlanta Medical Executive A sent an e-mail to the owners and operators of Clinica stating: “I have seen a dramatic decrease in the number of Clinica deliveries in the past three months compared to the prior two years. In June-August 2006, we delivered 450 Clinica babies, in 2007 June-August, we delivered 455 Clinica babies. This year we delivered only 311 Clinica babies from June-August. I thought there may have been a slight shift in volume to North Fulton due to physician staffing changes, but they report a slight decline in volume June-August 2008 compared to 2007. This leads me to conclude that either volume is going out of the system or Clinica’s overall volume of patients has slowed considerably. I am very interested to hear your thoughts and insights on what is happening.”

98. Each month from October 2008 to January 2009, an employee of the Women’s Services Department, acting at the direction of Atlanta Medical management, sent an e-mail to hospital executives, including Atlanta Medical Executives A and B, finance personnel, and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
September 2008	342	115
October 2008	350	101
November 2008	309	103
December 2008	306	100

99. In 2009, certain Atlanta Medical executives, including Atlanta Medical Executives A and B, caused Tenet to pay approximately $502,553 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

100. Each month from February 2009 to January 2010, an employee of the Women’s Services Department, acting at the direction of hospital management, sent an e-mail to hospital executives, including Atlanta Medical Executives A and B for many months, finance personnel, and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
January 2009	332	115
February 2009	316	109
March 2009	257	95
April 2009	287	92
May 2009	341	110
June 2009	298	95
July 2009	337	136
August 2009	349	106
September 2009	335	109
October 2009	330	100
November 2009	307	86
December 2009	337	106

101. In 2010, certain Atlanta Medical executives, including Atlanta Medical Executives A and B, caused Tenet to pay approximately $495,215 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

102. Each month from March 2010 to January 2011, an employee of the Women’s Services Department, acting at the direction of hospital management, sent an e-mail to hospital executives, including Atlanta Medical Executives A and B for many months, finance personnel, and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
February 2010	277	71
March 2010	305	90
April 2010	295	85
May 2010	302	97
June 2010	291	78
July 2010	311	85
August 2010	300	103
September 2010	299	115
October 2010	331	106
November 2010	311	107
December 2010	323	98

103. In or around fall 2010, Clinica’s owners and operators divided the then-existing Clinica clinics between them. Each owner created a successor company. Clinica Owner A created Company A. Clinica Owner B created Clinica del Bebe. Around the same time, Atlanta Medical’s and North Fulton’s contracts with Clinica were under extension to allow time for the hospitals to negotiate new contracts with Company A and Clinica del Bebe. Ultimately, Clinica Owner B’s company, Clinica del Bebe, continued to do business with Atlanta Medical, and Clinica Owner A’s company, Company A, continued to do business with North Fulton.

104. From January 2011 to May 2011, when Clinica’s contract with Atlanta Medical ended, certain executives at Atlanta Medical, including Atlanta Medical Executives A and B, caused Tenet to pay approximately $234,600 to Clinica for the benefit of Atlanta Medical, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Atlanta Medical.

105. Each month from February 2011 to April 2011, an employee of the Women’s Services Department, acting at the direction of hospital management, sent e-mails to hospital executives, including Atlanta Medical Executives A and B, finance personnel, and others, reporting the past month’s number of total deliveries and Clinica deliveries as follows:

Month/Year	Total Deliveries	Clinica Deliveries
January 2011	324	87
February 2011	282	95
March 2011	273	91

106. On or about March 1, 2011, an Atlanta Medical executive sent an e-mail to the Women’s Services employee who sent the monthly delivery e-mails inquiring: “is there a way to break out your referrals within clinica? There are two organizations now that we receive business [Company A] and Clinica del Bebe. Let me know if that is possible.” The employee responded: “the only way I can separate out the number for [Company A] and Clinica Bebe is to have the information written in the L&D Log Book. The numbers I report are taken directly from the L&D Log Book and all information is written in by the L&D secretaries/staff.”

107. On or about April 7, 2011, Atlanta Medical Executive B e-mailed the hospital’s Monthly Volume Analysis for March 2011 to Tenet Regional VP of Finance Operations A and others, including Atlanta Medical Executive A, which stated: “OB deliveries finished behind budget (-26) but ahead YTD (+34). Even though clinica has split ownership of the clinics, we have met with both owners exploring opportunities for growth together. Finalizing agreement for translation services with Clinica Del Bebe.”

108. In or around April 2011, the Women’s Services Department, at the direction of hospital management, added a new column to the Labor & Delivery Log Book so that the unit staff could record whether a patient came from Company A or Clinica del Bebe, and the Women’s Services Department’s monthly delivery e-mails began to report that information.

109. On or about May 5, 2011, an employee of the Women’s Services Department, acting at the direction of hospital management, sent an e-mail to hospital executives, including Atlanta Medical Executives A and B, and others, reporting:

Month/Year	Total Deliveries	CDLB Deliveries	Company A Deliveries
April 2011	285	60	26

110. In response, Atlanta Medical Executive A forwarded this e-mail to Atlanta Medical Executive B and to the hospital’s contract administrator stating, “[s]ee significant number of babies coming from [Clinica Owner A]’s clinic ([Company A]). We need to move on that agreement or risk him pressuring doctors to deliver at another hospital.”

111. On or about May 11, 2011, Atlanta Medical Executive A sent an e-mail to North Fulton Executive C stating, in pertinent part, “I will ask [my assistant] to set up a brief call for you and I to discuss the two Clinica organizations, sometime next week. I have a suggestion for how we might solve the issue of some of ‘[Clinica Owner B’s]’ clinics delivering at NFRH and some of ‘[Clinica Owner A’s]’ clinics delivering at AMC.”

112. On or about June 13, 2011, North Fulton Executive D sent an e-mail to Atlanta Medical Executive A stating, “I have talked to [Clinica Owner A] several times since our conversation about contracting with [Clinica Owner B and Clinica del Bebe] and each time [Clinica Owner A] tells me that he is not contracting with AMC. He appears determined not to cross lines with [Clinica Owner B]. Have you been able to contract with him?” After the Atlanta Medical contract administrator confirmed that a proposed Atlanta Medical contract with Company A had been approved and mailed to Clinica Owner A for signature, but the hospital had received no response, North Fulton Executive D responded, “[w]hen and if he signs, please send me a copy to use as leverage.”

113. On or about August 4, 2011, Atlanta Medical Executive A sent an e-mail to North Fulton Executive D, and copied Atlanta Medical Executive B, stating, “how are you guys doing with your Clinica volume? Ours is down quite a bit this past quarter. I was wondering if [Clinica Owner A] is winning the [] War of if we are both down.” North Fulton Executive D responded, “[w]e were up about 20 Clinica cases in July compared to what we ran per month during 1st quarter. All other volume was down significantly though.”

114. On or about November 4, 2011, Atlanta Medical Executive B e-mailed the hospital’s Monthly Volume Analysis to Tenet Regional VP of Finance Operations A and others, including Atlanta Medical Executive A. In the “Admissions Variances Explanations” section, the document states: “Clinica volume continues to decline due to immigration law enactment. To mitigate loss within OB, a contract with [Company A] is in process, we already have a contract with [Clinica del Bebe].”

115. From June 2011 to December 2011, certain Atlanta Medical executives, including Atlanta Medical Executives A and B, caused Tenet to pay approximately $154,059 to Clinica del Bebe for the benefit of Atlanta Medical, and the owner and operator of Clinica del Bebe directed Clinica del Bebe patients to deliver at Atlanta Medical.

116. From June 2011 to January 2012, an employee of the Women’s Services Department, acting at the direction of hospital management, sent e-mails to hospital executives, including Atlanta Medical Executives A and B, finance personnel, and others, reporting the past month’s total deliveries and Clinica del Bebe deliveries as follows:

Month/Year	Total Deliveries	CDLB Deliveries
May 2011	278	48
June 2011	291	57
July 2011	292	56
August 2011	288	64
October 2011	251	43
November 2011	298	45
December 2011	281	43

117. On or about October 27, 2011, Atlanta Medical Executives A and B caused Tenet to pay $26,957.70 to Clinica del Bebe for the benefit of Atlanta Medical.

118. On or about November 22, 2011, Atlanta Medical Executives A and B caused Tenet to pay $25,972.20 to Clinica del Bebe for the benefit of Atlanta Medical.

119. On or about December 29, 2011, Atlanta Medical Executives A and B, caused Tenet to pay $22,818.60 to Clinica del Bebe for the benefit of Atlanta Medical.

120. From January 2012 to June 2012, Atlanta Medical, Executives A and B, caused Tenet to pay approximately $143,276 to Clinica del Bebe for the benefit of Atlanta Medical, and the owner and operator of Clinica del Bebe directed Clinica del Bebe patients to deliver at Atlanta Medical.

121. From February 2012 to June 2012, an employee of the Women’s Services Department, acting at the direction of hospital management, sent e-mails to hospital executives, including Atlanta Medical Executives A and B, finance personnel, and others, reporting the past month’s total deliveries and Clinica del Bebe deliveries as follows:

Month/Year	Total Deliveries	CDLB Deliveries
January 2012	283	41
February 2012	224	26
March 2012	248	24
April 2012	241	23
May 2012	244	19

122. From in or around June 2001 to in or around June 2012, certain Atlanta Medical executives, including Atlanta Medical Executives A and B, authorized payments to Clinica (1) without a valid contract in place, (2) without supporting documentation or (3) with inadequate documentation, in violation of then-existing company policies and controls governing the disbursement of monies to referral sources, such as Clinica.

123. From in or around July 2008 to in or around October 2011, in connection with Tenet’s submission of its annual reports and certifications to HHS-OIG under the CIA, certain Atlanta Medical executives, including Atlanta Medical Executives A and B, certified each quarter that they had accurately and honestly completed quarterly certifications that required these executives to disclose, among other things, reportable events under the CIA.

124. On or about July 5, 2012, Atlanta Medical Executive A sent an e-mail to the owner of Clinica del Bebe stating: “the OIG has made numerous documentation requests of us in their subpoena. One of their requests was for documentation of the time the translators worked here at AMC. Apparently, we did not have them clock in or sign time sheets. I was wondering if you had any documentation of their time that you perhaps used as a basis to pay them? I am not asking that you provide it to us at this time, I am just wondering if some documentation of the translators hours worked exists. Please let me know.”

Specific Conduct at North Fulton

125. In or around August 2001, a “North Fulton Regional Hospital Business Plan Proforma” was generated at North Fulton. The pro forma referenced “Clinica De La Mama” as “Initiative #2.” The pro forma projected, in FY 2002 alone, some $2.5 million in Medicaid revenue, and $1.263 million in expected Medicare DSH revenue, to North Fulton from admissions and associated billings and payments flowing from Clinica referrals. Moreover, a portion of the pro forma titled “Discussion and Notes Relating to Financial Assumptions” provided, in relevant part, “Clinica De La Mama will begin directing admissions [] to NFRH upon completion of the contract. They have stated that they will shift 100% of their volume from Northside to NFRH which would bring an estimated 1,000-1,200 deliveries in the first year.” The pro forma further notes that “[a]ll deliveries will be Medicaid.”

126. In 2001, certain North Fulton Executives, including North Fulton Executive A, caused Tenet to pay approximately $103,480 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica directed Clinica patients to deliver at North Fulton.

127. In or around June 2002, a “Retroactive Analysis of Business Plan” was generated at North Fulton addressing “Clinica De La Mama.” In the section of the document titled “Findings,” the document stated: “The hospital received huge increases in the Medicaid DRG rates effective 7/1/02 and Medicaid payments are extremely generous compared to the Managed Care plans.” The document concluded: “Clinica LaMama is very profitable to North Fulton. This is primarily due to the extremely high Medicaid reimbursement rates for both mother & baby DRG’s that were effective 7/1/02.”

128. In April 2002 a doctor formerly affiliated with Clinica wrote to North Fulton Executive A: “I want to thank you for your time and patience allowing me to vent my feeling last Wednesday. As you recalled, I called you about a patient whom I had scheduled for surgery at Northside Hospital two days previously and who than was diverted to North Fulton Hospital by the Clinica de la Mama for care up there. I felt those types of activities represented poor medical care since the continuity of care and the doctor/patient relationship was being disrupted. I also questioned the ethics of such activities. I was also concerned about the intent of these activities by the Clinica since there appeared to be some form of indirect linkage between the services the Hispanic Medical Management group were providing you and patient referrals. Essentially, we had been told that if we did not move our practice to North Fulton Hospital that we would no longer be permitted to participate in the activities of the Clinic.”

129. In December 2002, a Women’s Services Department employee at North Fulton wrote a memorandum to North Fulton Executive A regarding “Clinica Volume.” The memo provided the volume of total deliveries and the volume of deliveries by doctors affiliated with Clinica at North Fulton, and the volume of Clinica deliveries at Atlanta Medical as follows:

NFRH Month	Total Deliveries	[Clinica Affiliated Doctor A]	[Clinica Affiliated Doctor B]	AMC	Clinica Deliveries
April	93	55	0	FY01	524
May	63	34	0	FY02	788
June	72	36	0	June	95
July	90	40	1	July	119
August	109	45	18	August	90
September	105	35	29	September	63
October	108	28	21

130. On or about November 25, 2002, Atlanta Medical Executive A sent North Fulton Executive A an e-mail asking: “How is [] Clinica working out for you? Do you [know] how many deliveries they’re averaging?”

131. In 2002, certain North Fulton Executives, including North Fulton Executive A and North Fulton Executive B, caused Tenet to pay approximately $562,260 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica patients to deliver at North Fulton.

132. In 2003, certain North Fulton Executives, including North Fulton Executive A and North Fulton Executive B, caused Tenet to pay approximately $463,840 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica’s patients to deliver at North Fulton.

133. In August of 2004, one of the owners and operators of Clinica sent a fax to North Fulton Executive B. The fax cover page stated: “I have run the totals for the remainder of this year and included January 2005. Currently, the scheduled deliveries are as follows:

August	50
September	57
October	52
November	48
December	45
January	23

Total	275

The numbers for the last 3 months will increase as new patients continue to be assigned. We are also anticipating [Doctor C] joining us in the near future which will also increase the Oct-Jan figures as we assign his patients. I believe [Doctor C] will be comfortable doing 30-35 deliveries per month with us. Of course, [Doctor A] would like to increase his load to between 60-70 deliveries per month. As soon as I have some indication that he has a provider joining him in the near term, we will begin to increase him to the level he has requested ….. I am having the list of Scheduled Deliveries delivered to you this week via [a Clinica employee] from our Roswell clinic. If you have any questions when you receive it, please call me….I have also attached the log for the second half of July. When the check arrives please call me and I will come out personally to get it so we can talk and I can give you an update on physician activity. We will update the Scheduled Delivery logs again in 4-6 weeks.”

134. In 2004, certain North Fulton Executives, including North Fulton Executive A and North Fulton Executive B, caused Tenet to pay approximately $462,014 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica patients to deliver at North Fulton.

135. In 2005, certain North Fulton Executives, including North Fulton Executive A and North Fulton Executive B, caused Tenet to pay approximately $424,537 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica patients to deliver at North Fulton.

136. In or around Spring 2005, Tenet’s Southern States Region retained Dr. Tango, a company specializing in marketing to the Hispanic community, to perform an operational assessment of the services provided to North Fulton’s and Atlanta Medical’s Hispanic patients, including the interpreter services. In or around April 2005, Dr. Tango presented its findings about North Fulton’s interpreter services, among other items, to hospital executives, including North Fulton Executives A and B, in a written report and PowerPoint presentation which stated: the Clinica interpreters do not maintain utilization statistics, performance evaluations are not conducted for the Clinica interpreters, and the Clinica interpreters are not required to be trained.

137. Dr. Tango recommended that North Fulton require the Clinica interpreters to maintain and provide utilization statistics to the hospital, that the hospital conduct performance evaluations of the Clinica interpreters, and that the hospital require Clinica to provide “only trained interpreters,” but North Fulton failed to meaningfully implement these recommendations.

138. On or about February 13, 2006, the contract administrator at North Fulton sent an e-mail to North Fulton Executive A notifying him of the results of her efforts to verify whether Clinica had in fact performed the “marketing items shown in the Clinica logs from October 2005 to date,” as follows:

•	“Mini Health Fair-Chamblee Heights, 10/2: The only Chamblee Heights I find a listing for is Chamblee Heights Apartments on Chamblee Dunwoody Road. Is this in our service area?

•	Mini Health Fair – 1st Hispanic Baptist Church, 10/9: The only listings I am able to find are in Canton, GA and Gainesville, GA

•	Meeting – Royal Bus Service, 10/9: I do not find a listing for this company.

•	Mini Health Fair – Woodcreek Apts., 10/22 and 11/5: Property manager is David. Not in today, I will need to tr[]y again.

•	Mini Health Fair – Greenhouse Apts., 11/12: There are two listings – one on Alpharetta Highway and one on Holcomb Bridge. I called both; no health fair was conducted at either location.

•	Mini Health Fair – St. Jude Catholic Church, 11/20: The only listing I find is in Glennville, GA.

•	Mini Health Fair – Iglesia de los Hispanos, 11/27: Listing not found. A similar listing of Iglesa de DIOS Hispana de Atlanta was found located on Chamblee Dunwoody Road.

•	Mini Health Fair – Aspen Point, 12/10: Spoke to Mariana, no health fair was conducted.

•	Mini Health Fair – Concepts 21, 12/17: Spoke to Robbie; no health fair was conducted

•	Mini Health Fair – The Crossing at Woodbridge, 12/30: No health fair was conducted.

•	Mini Health Fair – Santa Fe; I do not find a listing.

•	Mini Health Fair – Eagle Crest, 1/22: Spoke to Betty, no health fair was conducted.

•	Mini Health Fair – Roswell Commons, 1/28: Roswell Commons townhomes is not a possible location; I also checked the phone directory and the web for a listing for Roswell Commons to determine if there was another Roswell Commons other than where I live; I did not find a listing. [One of Clinica’s owners and operators] has now changed Roswell Commons to Casa del Pueblo Latino Marketplace: Two listings in the Roswell phone directory: (1) Casa del Pueblo – a recording comes on that says “the number you have dialed is not permitted”. (2) Casa del Pueblo Check Cashing (same address as #1) – no health fair was conducted.”

The contract administrator then stated, “[p]lease advise if I should place any other calls.”

139. In 2006, certain North Fulton executives, including North Fulton Executive A, caused Tenet to pay approximately $428,420 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica patients to deliver at North Fulton. In 2006, North Fulton Executive A was promoted to the position of Tenet Regional SV P of Operations for the Southern States Region.

140. In 2007, certain North Fulton executives and Tenet Regional SVP of Operations A caused Tenet to pay approximately $435,622 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica’s patients to deliver at North Fulton.

141. In 2008, certain North Fulton executives, including North Fulton Executive D, caused Tenet to pay approximately $441,938 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica patients to deliver at North Fulton.

142. On or about March 25, 2008, North Fulton Executive D prepared a document titled “North Fulton Regional Hospital OB Product Line–Profitability February 2008 YTD.” The document contained a separate “Clinica Only Analysis,” showing expected net revenue of $829,723 for the Clinica patients (defined in the analysis as all Medicaid and uninsured patients), and showing that the revenues that North Fulton received for these patients exceeded its costs.

143. On or about March 31, 2008, Tenet Regional VP of Finance Operations A e-mailed North Fulton Executive D asking “can you tell me how much we pay clinica at North Fulton and approx. how many cases they handle”? North Fulton Executive D responded, “1. In 2007, our liability to Clinica was $435,662.49 (including the December 2007 accrual). Our estimated liability for 2008 is $452,304. The difference is due to Clinica not providing the required hours in the first part of 2007. 2. Total Admissions = 1418 (Let me know if you need a birth only number and we will calculate).” Tenet Regional VP of Finance Operations A responded, “This is rather pricey. With the changes in Medicaid reductions do we still make money after considering all of our costs, including med mal?”

144. In response, on or about April 1, 2008, North Fulton Executive D e-mailed a document to Tenet Regional VP of Finance Operations A who responded, “I cannot see the attachment at the moment …. but want to take a hard look at the clinica benefit as compared to cost. I am not the biggest fan of MEP but I have to believe that we can do this (net of interpretation costs) at a lower cost. We are paying more than 240k at Hilton Head for 400 deliveries….”

145. On or about April 7, 2008, North Fulton Executive D directed a North Fulton employee to send his version of a document titled “North Fulton Close Notes, March 2008” to executives at Tenet’s Southern States Region. The “Volume” section of the document, stated “[a]dmissions shortfall of 63 ….” and asked, “Are there Clinica issues? Are we able to track all patients in their program to ensure that they are delivering at North Fulton?” The response was: “We have continually contacted Clinica and are verifying through them whether scheduled patients actually deliver within the given scheduled month. Unfortunately, at this time we have to rely on them for scheduled v. delivered data. We are scheduling a face to face meeting because my suspicion is that there is a slight shift elsewhere. Concerned that there is an issue with one of our physicians. Both clinica docs are looking to expand beyond clinica and this may have had a relationship impact. Business Development director has spoken to both docs who have not indicated that but there is still a concerned that needs to be address with clinica to confirm or rule out.”

146. On or about June 2, 2008, North Fulton Executive D sent an e-mail to certain North Fulton executives and others attaching a document outlining a new process being implemented through Tenet’s Patient Financial Services’ Medical Eligibility Program (MEP), in which MEP would follow-up on Clinica’s Medicaid eligibility work. North Fulton Executive D explained that he had cleared it through Clinica and that he had “initiated this because [he] found multiple deliveries were being denied Medicaid eligibility due to lack of applications or information which should never happen given that we have Clinica, MEP & in-house interpreters. Eligibility denials were approx. $170k for NFRH in 2007.”

147. On or about September 5, 2008, North Fulton Executive D sent Atlanta Medical Executive B an e-mail with the subject “Clinica contract” stating, “I am assuming you completed this contract renewal….We are about to begin. We talked about what [Tenet Regional VP of Finance Operations A] wanted and what [Atlanta Medical Executive A] wanted and we have the same issue. Were you able to make any positive or significant change or did it get renewed as is?” Atlanta Medical Executive B responded, “Renewed as i[s], per [Atlanta Medical Executive A].”

148. On or about September 16, 2008, a North Fulton employee sent an e-mail to North Fulton Executive D with the subject “[h]ere’s the list of Clinica issues or opportunities for improvement.” The attached document identified the following “opportunities for improvement involving issues with Clinica Staff,” among others:

•	“Timeliness – in reporting to the ED once they receive call for assistance.”

•	“No sense of urgency-Mommy has been here for several hours and no effort is being made to secure consents or updated information.”

•	“No sense of ownership – When you try to investigate who in Clinica is responsible for obtaining Admissions paperwork, Clinica staff on duty doesn’t know anything about a packet. They need a better communication system among themselves.”

•	“HIPPA Issues – Staff states that when Clinica staff is aware of a patient they know in the ER. They have been requesting Hospital Registration to access their chart in the A4 system. One ER staff member stated that they have been very persistent in their requests.”

•	“Emtala issues – in the past it has been reported that Clinica staff told incoming ER patients that present with children, to leave and take the children to Children’s healthcare and not have them seen at NFRH.”

•	“When they state they are too busy to help, we present to L&D and they will be in the break room, it appears they are not assisting L&D or any patients.”

•	“Staff reported that the Clinica staff, while interpreting are tell the patients that they do not have to pay for services rendered at the time of the procedure or visit.”

•	“On Saturday morning at 3:22 a.m., I observed both the Clinica interpreters asleep at their desk. One was wrapped in a blanket with her head on the desk and the other had her head titled back in the chair. A pair of nurses (from L&D I think) saw me watching them sleep and called the interpreter phone to wake them up.”

•	“Eating at the front desk in the ER. Not sure if they are aware of our policies and procedures. When questioned about this, Clinica stated they never get breaks or lunch.”

•	“No consistency in schedule of Clinica at the ER front desk – ER clinical staff has been looking for assistance from Clinica Interpreters.”

•	“Clinica Interpreter was seen talking on the phone, chatting and laughing with other interpreters at the front desk, being extremely loud and disruptive while patients were presenting to the ER front desk for registration.”

•	“Not responsive to patients, family members or visitors who present to the ED front desk. Some are reluctant to look up from their magazines and to patients may appear as hospital staff in clinical attire that have no functions.”

149. A few days later, another North Fulton employee sent an e-mail to North Fulton Executive D and others at North Fulton stating, “in preparation of your upcoming Clinica contract negotiations, please note that I have attached a summary from a recent meeting in which we discussed issues related to their interpreters.” The attached document added the following additional “opportunities for improvement” to the list that was sent to North Fulton Executive D on September 16, 2008:

•	“Failure to follow the Tenet mandate regarding minimum age.”

•	“Failure to insure and present competency documentation.”

•	“Neglect to provide appropriate supervision.”

•	“Failure to provide coverage in all locations (i.e. NHE).”

•	“Failure to follow appearance standard policy.”

•	“ED needs coverage during high volume periods, from 11:00 a.m. – 11:00 p.m. Clinica staffs from 11:00 a.m. – 6:00 p.m. because allegedly they can not find any employees who are willing to work until 11:00 p.m.”

•	“Clinica staff in the ED come and go during their shift without telling anyone where they are going or how long they will be out of the department.”

150. On or about September 17, 2008, a North Fulton employee sent North Fulton Executive D an e-mail attaching “a profitability analysis for Clinica de la Mama patients.”

151. On September 25, 2008, Tenet Regional SVP of Operations A sent an e-mail to Atlanta Medical Executive A, and a North Fulton executive asking, “How have total Clinica volumes been doing at your two hospitals over the past three months – please take a look at overall deliveries, not %. Thanks!”

152. That same day, Atlanta Medical Executive A responded: “We have definitely seen a marked decrease at AMC. We had 311 deliveries during June-August of 2008. That compares to 455 for the same period in 2007 and 450 in 2006. June also marked the time when Clinica fired [certain AMC credentialed obstetricians] so I assumed the volume from the clinics they used to staff was being directed to North Fulton. If NFMC has not seen an increase then we have a problem. Our volume from January through May from Clinica exceeded our previous two year’s volume. The drop off had all come in the last three months.”

153. On or about September 26, 2008, a North Fulton executive responded to Tenet Regional SVP of Operations A’s September 25th e-mail: “June-August Clinica volumes for 2007 and 2008 were 349 and 340, respectively. Based on our flat volume and [the decline in volume at Atlanta Medical Executive A’s hospital], this would lead us to believe Clinica is diverting to another program. Our contract is up for re-negotiation within the next 60-90 days. [North Fulton Executive D] and I are going to handle this so we will ask some questions during our conversations with [the owners and operators of Clinica].”

154. On or about October 13, 2008, a North Fulton employee sent an e-mail to North Fulton Executive D and others at North Fulton asking, “May I ask if you all me[t] with Clinica and how it went? Was competency for interpreters discussed?” North Fulton Executive D responded, “[w]e have not had the meeting.”

155. On or about November 24, 2008, North Fulton’s Chief Human Resources Officer sent an e-mail to North Fulton Executive D and others at North Fulton with the subject line “Interpreter Competency Update.” The e-mail advised: “Please note that we are moving ahead with our interpreter competencies. We have tentatively scheduled a competency day on December 13. Are we set to go with Clinica? Have they been informed that we will be testing competencies and if one of their interpreters does not pass, he/she will not be permitted to work at this site? From what I hear, the Clinica interpreters will have difficulties passing our assessment.”

156. That same day, North Fulton Executive D forwarded this e-mail to another North Fulton executive stating, “I would wait on this. [A North Fulton executive] and I spoke to [one of the owners and operators of Clinica] the other day and she did not appear agreeable to this. It is not in the current contract and we have not negotiated the new contract. [One of the owners and operators of Clinica] stated that the information was available and that we should contact them for the information. I believe we should attempt this once more both verbally and in a written notification before we move forward.”

157. In or around December 2008, North Fulton employees prepared a document titled “Plan for Interpreter Competencies” which stated that North Fulton would “[o]btain competencies from Clinica for Clinica interpreters” and that it would “[p]artner with Tenet sister facility, South Fulton’s lead interpreter to assess competencies for interpreters at North Fulton.” Ultimately, North Fulton required all staff and volunteers who wanted to perform Spanish interpretation at the hospital to undergo a competency evaluation, but never required the Clinica interpreters to do so.

158. In 2009, certain North Fulton Executives, including North Fulton Executive C and North Fulton Executive D, caused Tenet to pay approximately $452,304 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica’s patients to deliver at North Fulton.

159. In or around January 2009, an employee in North Fulton’s business office forwarded an e-mail to North Fulton Executive D concerning a “newborn account review” which stated that “of the Clinica accounts, none were missed referrals. They were all cancelled to self pay because Clinica was not able to obtain eligibility for whatever reason and we cancelled the account.” North Fulton Executive D responded, “Why can Clinica not obtain eligibility? That is the question we need answered.”

160. On or about March 4, 2009, North Fulton’s Chief Human Resources Officer sent an e-mail to North Fulton Executive D proposing that certain language be added to the staff requirements part of Clinica’s contract, including, among other items, a new requirement that “[t]he Hospital shall assess the competency of all staff utilizing the Hospital’s standard interpreter competency assessment process and forms.”

161. In or around March 2009, North Fulton Executive D sent a letter to one of the owners and operators of Clinica stating: “Attached is a list representing the patient accounts that were changed from Clinica to private pay from October 2007 to October 2008. These 39 accounts total $107,917 in lost payments to our facility. In our review of these accounts we found there was either no application or file or the necessary verifications for application approval had not been obtained. In June 2008, we implemented a process that includes reconciliation of Clinica accounts by the MEP staff. Efforts to thoroughly complete this reconciliation have revealed issues with the timeliness of Clinica follow up, answers to status questions are not readily available, and there seems to be a lack of urgency to resolve aged accounts. Is it possible for you to provide more resources to assist with this process? …. In general, an overall improvement in communication related to pending accounts.”

162. On or about August 11, 2009, North Fulton Executive D sent an e-mail to certain clinical employees at North Fulton asking if North Fulton needed to keep certain services in the new Clinica contract. The Director of Women’s Health Services responded, in pertinent part, as follows (in italics):

•	“a. Company shall provide pre-natal work-up on mother at thirty-two (32) weeks to Hospital’s Women’s Health Director. I am surprised to see that they are charging us for this service, as all other doctors, physician groups, provide this information to us. We simply provide them with the ‘pre-natal work up packets.’ They fill them out and fax them to us when the mother is thirty-two (32) weeks.”

•	“b. Company shall provide complete information from Company’s records to Hospital’s Admissions Department for pre-registration of each patient.” Again all other physicians and doctor groups do this and there is no fee attached, but the answer would be yes.”

The Director of Women’s Services further noted, “hopefully this information will help you with the contract. I just don’t understand the charge of 140 hours/month at $30/hour $4,200 per month. I don’t understand that there should be a contract fee for items A and B.”

163. On or about September 25, 2009, a North Fulton employee sent North Fulton Executive D an e-mail stating “below are the admit attributed to Clinica, these would be almost entirely deliveries”:

Jan 09	115
Feb 09	111
Mar 09	119
Apl 09	97
May 09	103
Jun 09	114
Jul 09	141
Aug	163

164. On or about October 6, 2009, one of the owners and operators of Clinica e-mailed comments on the draft for the new contract to North Fulton Executive D. One of the comments was on the section entitled “Company Staff Evaluation and Competency” which provided that the Hospital’s Women’s Health Director would provide the company with an evaluation of each of the company staff’s performance and the Hospital would assess the competency of all staff utilizing the Hospital’s standard interpreter competency assessment and forms. Clinica responded, “[W]e would like to remove this section as it appears redundant. [Clinica] is already performing these items.” After proposing that North Fulton keep the same number of interpreter hours and the management fee and that it not cut the prenatal education component from the contract, the Clinica owner and operator further noted, “I looked at the Expected Delivery Logs for the rest of the year and the numbers are improving. October has 120 scheduled, November has 130 scheduled and December 90. I value our relationship with North Fulton and look forward to talking with you soon.”

165. The next day, North Fulton Executive D forwarded the e-mail he received from one of the owners and operators of Clinica to the North Fulton contract administrator instructing, “[l]ooks like we need to make the below changes for Clinica.”

166. On or about October 19, 2009, North Fulton’s contract administrator requested approval for a one-month term extension of Clinica’s contract to allow North Fulton Executive D additional time to re-present the contract draft to Clinica for final review. North Fulton Executive D sent an e-mail to Tenet Regional VP of Finance Operations A stating, “FYI..I have only been able to squeeze 3k/month out of them so far,” and Tenet Regional VP of Finance Operations A responded, “I think we could hire a couple of translators at the call center…….We are getting hosed at Hilton head as well.”

167. On or about November 13, 2009, Tenet Regional VP of Finance Operations A sent an e-mail to North Fulton Executive D telling him to cut the proposed Clinica contract to one year instead of the proposed two. North Fulton Executive D instructed North Fulton’s contract administrator to make the revision, prompting North Fulton Executive C to ask, “[h]ow is [one of the owners and operators of Clinica] going to feel about this?” North Fulton Executive D replied, in relevant part, “Good question. [S]he may have questions before signing but I think we need to get it through region and then have a good story. I know [one of the owners and operators of Clinica] will not go for letting the translation go[.]”

168. On or about November 17, 2009, Tenet Regional VP of Finance Operations A sent an e-mail to North Fulton Executive C and others suggesting the possibility of “gain[ing] translation services internal to ou[r] company, though not a replacement for Clinica, it could start laying the groundwork for an eventual exit strategy for Clinica.”

169. North Fulton Executive C responded to Tenet Regional VP of Finance Operations A and cc’ed North Fulton Executive D on the e-mail: “glad you are exploring this. But Joint Commission requirements now say that all translators used for patients must be certified in medical translation. There are many companies who do this, one which we used at [Fountain Valley Regional Hospital] (which had lots of language issues). If we think we can get Clinica to send us the business and we can get the translation services elsewhere, I’m all for it. I agree with your assessment of the way they hold us hostage and don’t like it. [North Fulton Executive D] is working to reassess this line of business in the overall, including the NICU spin off. But backfilling these admits and the EBITDA, small as it may be, probably can’t happen for a while, though we probably need a plan.”

170. In 2010, certain North Fulton Executives, including North Fulton Executive C and North Fulton Executive D, caused Tenet to pay approximately $416,710 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica’s patients to deliver at North Fulton.

171. On or about February 4, 2010, a North Fulton employee sent an e-mail to her supervisor reporting that her staff had received several recent complaints about the “behavior and demeanor of the translators seated at the ED front desk.” The supervisor forwarded the e-mail to North Fulton Executive D; the email gave an example of a patient’s husband complaining about the socializing that three of the translators were engaged in while appearing to be on duty and stating that he felt that it was “very inappropriate for them to be ‘laughing & talking’ near the triage area.”

172. On or about May 5, 2010, Tenet Regional VP of Finance Operations A sent North Fulton Executive D an e-mail attaching a document titled, “North Fulton Close Notes 04-2010” noting “[o]nly has volume questions on it thus far.” In the “Volumes” section of the document, North Fulton was asked: “[n]oting that Clinica volumes continue to be down, what can be done with the Clinica Contract to reduce this fixed cost?”

173. On or about May 2010, a North Fulton employee sent an e-mail to North Fulton Executive C, North Fulton Executive D, and others at North Fulton summarizing issues with the Clinica interpreters to be raised at an upcoming meeting with Clinica, including the interpreters (1) “not remaining in their assigned work areas”, (2) “taking their lunch break together and leaving their assigned areas with no coverage”, (3) “talk[ing] on their personal cell phones at the Nurses’ Station and at the ED front desk”, (4) “us[ing] hospital computers to check personal emails”, (5) “read[ing] magazines, socializ[ing], etc. in public areas”, (5) “watch[ing] TV in patient rooms while on duty”, and (6) being “tardy for their work shifts.”

174. On or about August 12, 2010, a North Fulton employee sent an e-mail to North Fulton Executives C and D stating, in relevant part, “[one of Clinica’s owners and operators] should not [be] going on the unit. We should not make an exception for him. Only those that need to be in [Women’s Health Services] should be on the unit.”

175. One week later, on or about August 19, 2010, a North Fulton employee forwarded an e-mail to North Fulton Executive D notifying him that the staff of a North Fulton-credentialed obstetrician had reported concerns about one of the owners and operators of Clinica to Conifer and asking “[p]lease let me know how we want to proceed with this. UGH!!!”. Specifically, the e-mail stated that the OB’s staff reported that one of the owners and operators of Clinica was contacting some of their patients and harassing them, and the staff was concerned about how Clinica was getting the OB’s patients’ contact information because some of them had never been Clinica patients. The e-mail noted that the OB’s staff had also reported these concerns to North Fulton Executive C, and that “the assumption” was that Clinica could possibly be getting “PHI” (Protected Health Information) from someone within North Fulton, possibly the interpreters. The e-mail provided certain examples:

•	“Right after the delivery, the patient got a call from [one of the owners and operators of Clinica] asking who delivered the baby – asked for a description of the doctor (gender, short/tall, black/white…) ...telling the patient that they won’t get the help she needs without getting Medicaid unless they go through Clinica.”

•	The “patient secured an attorney because she feels harassed by Clinica. I’m not sure if she has delivered yet. Per [the OB’s staff], the patient kept getting calls and house visits from [one of the owners and operators of Clinica] scaring her into being a clinica patient. She ended up signing a form to switch from [the North Fulton-credentialed physician] to Clinica because she felt that if she did not, something bad would happen to her.”

176. In or around fall 2010, Clinica’s owners and operators divided the then-existing Clinica clinics between them. Each owner created a successor company. Clinica Owner A created Company A. Clinica Owner B created Clinica del Bebe. Around the same time, Atlanta Medical’s and North Fulton’s contracts with Clinica were under extension to allow time for the hospitals to negotiate new contracts with Company A and Clinica del Bebe. Ultimately, Clinica Owner B’s company, Clinica del Bebe, continued to do business with Atlanta Medical, and Clinica Owner A’s company, Company A, continued to do business with North Fulton.

177. In or around October 2010, the North Fulton contract administrator sent an e-mail to North Fulton Executive C and North Fulton Executive D reminding them that Clinica’s contract was set to expire and reporting that the Women’s Health Director said “there are a lot of problems since [Clinica Owner A] took over.” In response, North Fulton Executive D instructed the contract administrator to “[e]xtend Clinica for as long as we can get away with…we need to give them time to determine the company structure,” while North Fulton Executive C asked the Women’s Health Director for more specifics about the problems. The Women’s Health Director reported, in pertinent part, “Oh yes… I have left a message. He has not returned my call. My understanding is that [Clinica Owner A] now has the interpreter service and he has unusual pay practices…. The reason I called him was because I do not know who to report issues to. We were not informed when the change took place. This is typical business with Clinica and it gets old!”

178. On or about November 10, 2010, the North Fulton contract administrator sent an e-mail to North Fulton Executive C, North Fulton Executive D, Tenet Regional SVP of Operations A, and Tenet Regional VP of Finance Operations A, and others, requesting approval for an extension of Clinica’s contract. Tenet Regional VP of Finance Operations A replied, “It has been noted that there have been reductions in Clinica volumes as well as other OB volumes. .

.. . I would expect a reduction in the rate. Were discussions concerning rate reduction in the interim period completed? If not, they should be, especially with the request to extend through March 31st. Our volumes have been retracting but our expenses continue at a higher volume level. We have to change the equation.”

179. North Fulton Executive C responded to the group: “the problem right now is that we have no idea who to work with – this is a nasty divorce. In fact, we are in touch with [Atlanta Medical Executive A] about using both hospitals to negotiate a better rate. But they can’t decide who is going to run which clinic. We agree with you about the rate – it makes me crazy that we continue to pay for this at this level. But we need more time. Can we extend it but put language that the extension will be terminated as soon as a new contract is negotiated?”

180. Tenet Regional VP of Finance Operations A responded, in pertinent part: “Honestly, the budget push is NASTY. We cannot go on with the status quo on fixed costs. We had this discussion on this contract a year ago and it comes around again. Things need to change on the fixed cost side and this is a very rich contract at $33K/month. Betting on the come with volume has not been successful.”

181. On or about November 15, 2010, North Fulton Executive D asked Tenet Regional VP of Finance Operations A to approve at least a 30-day extension on the Clinica contract because more time was needed to negotiate and that he was in touch with Clinica Owner B, but that Clinica Owner A was “more difficult and unfortunately that is the person that NFH will have to deal with in the split.” Tenet Regional VP of Finance Operations A responded, in pertinent part: “Does that mean that nothing has been done with this agreement except to roll over and request 111 day extension. I am disappointed it is coming down to this noting the cost and knowing the OB volume levels at your facility and the deterioration for two years. This contract was highly contested last year due to the cost.”

182. On or about November 16, 2010, North Fulton Executive D responded back to Tenet Regional VP of Finance Operations A, cc’ing North Fulton Executive C stating, “Is the response below an approval or denial for a 30 day extension? Facts are that Clinica admissions are 777 through October or 54% of the total OB admissions. This was a slightly better than break-even product before the 11.8% Medicaid increase and it covers a million dollars in overhead based on the way that Tenet allocates it. Without Clinica, $289k in ICTF money from the state goes away and the state provider tax which already has a negative impact on NFH of $1.5 million gets worse. We will also need to adjust the admissions budget for 2011 by 932 admissions. We agree that the volume is down 12.8% and we will present a like cost reduction plan to Clinica once we figure out which entity NFH will have to contract with. However, I think we need to be prepared for the fact they will not accept…”

183. On or about December 8, 2010, a North Fulton employee sent an e-mail to North Fulton Executive D with the subject “Clinica Admits” reporting the following:

2005	710
2006	1176
2007	1418
2008	1501
2009	1475
2010 YTD	852

184. In or around January 2011, North Fulton Executive D proposed changing the language of the Clinica contract for the Medicaid eligibility services component from an hourly rate to “per screening conducted.” Tenet Regional VP of Finance Operations A asked North Fulton Executive D, “[h]ow much do you anticipate saving by a change in methodology? …. I would like to explore a roll out at the other facilities. We pay that group BIG BUCKS across the region. We have not seen an influx of Clinica patients, actually retraction and they keep at the same rate. We need some of those gigs!” North Fulton Executive D responded, “[b]ased on the current volume in 2010 it would save approx. $10k/month. Now I have to push [Clinica Owner A] into the deal.” Tenet Regional VP of Finance Operations A responded, “[p]ush hard! You can do it!”

185. On or about March 2, 2011, Tenet Regional VP of Finance Operations A sent an e-mail to North Fulton Executive D with the subject “Clinica” stating, “thank you for your hard work on the revised contract and blazing a new path on the compensation portion. The $120K is substantial. Please continue to monitor their volumes to ensure that the savings is achieved as the NF volumes for OB could change but hopefully in better payer mixes. I sent the agreement to [Atlanta Medical Center Executive B] for a review for applicability at AMC.”

186. From January 2011 to April 2011, when Clinica’s contract with North Fulton ended, certain North Fulton Executives, including North Fulton Executive C and North Fulton Executive D, caused Tenet to pay approximately $115,482 to Clinica for the benefit of North Fulton, and the owners and operators of Clinica continued to direct Clinica’s patients to deliver at North Fulton.

187. In or around March 2011, North Fulton signed a new contract with Company A for interpreter services and Medicaid eligibility services. From April 2011 to December 2011, certain North Fulton Executives, including North Fulton Executive C and North Fulton Executive D, caused Tenet to pay approximately $203,397 to Company A for the benefit of North Fulton, and the owner and operator of Company A continued to direct Company A’s patients to deliver at North Fulton.

188. On or about March 1, 2011, North Fulton Executive C sent North Fulton Executive D an e-mail stating that a North Fulton credentialed doctor had approached her to ask for more interpreters and that she needed certain facts: “Was our Clinica volume up first quarter this year vs. last? How often are these interpreters doing non-Clinica work? I heard an interpreter whining to a physician the other day about how we ‘cut the contract and that’s why it took her so long to get to his request.’ I have lots of thoughts about that because [I] remember hearing they did nothing but hung out in the atrium.” North Fulton Executive D responded, “[j]ust talked to [the contract administrator]….The interpreters didn’t even work the 728 of the new contract..They were 87 hours short…..Maybe we need to get them to work the scheduled amount before we add more.”

189. On or about May 11, 2011, Atlanta Medical Executive A sent an e-mail to North Fulton Executive C stating, in pertinent part, “I will ask [my assistant] to set up a brief call for you and I to discuss the two Clinica organizations, sometime next week. I have a suggestion for how we might solve the issue of some of ‘[Clinica Owner B’s]’ clinics delivering at NFRH and some of ‘[Clinica Owner A’s]’ clinics delivering at AMC.”

190. On or about June 13, 2011, North Fulton Executive D sent an e-mail to Atlanta Medical Executive A stating, “I have talked to [Clinica Owner A] several times since our conversation about contracting with [Clinica Owner B and Clinica del Bebe] and each time [Clinica Owner A] tells me that he is not contracting with AMC. He appears determined not to cross lines with [Clinica Owner B]. Have you been able to contract with him?” After the Atlanta Medical contract administrator confirmed that a proposed Atlanta Medical contract with Company A had been approved and mailed to Clinica Owner A for signature, but the hospital had received no response, North Fulton Executive D responded, “[w]hen and if he signs, please send me a copy to use as leverage.”

191. On or about August 4, 2011, Atlanta Medical Executive A sent an e-mail to North Fulton Executive D, and copied Atlanta Medical Executive B, stating, “how are you guys doing with your Clinica volume? Ours is down quite a bit this past quarter. I was wondering if [Clinica Owner A] is winning the [] War of if we are both down.” North Fulton Executive D responded, “[w]e were up about 20 Clinica cases in July compared to what we ran per month during 1st quarter. All other volume was down significantly though.”

192. On or around August 6, 2011, North Fulton Executive C exchanged e-mails with a North Fulton-credentialed physician about Clinica Owner A’s plans to staff Company A’s clinics and to ask North Fulton to give him $1.5 million to fund a new hospitalist group. North Fulton Executive C wrote, “If I had $1.5 million, it wouldn’t go to [Clinica Owner A]. Ha!”

193. On or about September 21, 2011, North Fulton Executive C sent an e-mail to North Fulton Executive D and others with the subject “Update on Physician Agreements.” With regard to “Clinica,” North Fulton Executive C wrote: “[North Fulton credentialed obstetrician] has had a major falling out with [Clinica Owner A]. As of now, he will continue to deliver Clinica babies here but will not staff their clinics. As [Clinica Owner A]’s new doctors are not credentialed (don’t even have applications in yet), [North Fulton employee] is speaking to [another North Fulton credentialed physician] about delivering these babies in the interim – not doing any clinic work just catching babies – until [Clinica Owner A]’s physicians are credentialed (actually, IF they get credentialed).”

194. On or about October 11, 2011, North Fulton Executives C and D caused Tenet to pay $20,667 to Company A for the benefit of North Fulton.

195. On or about November 10, 2011, North Fulton Executives C and D caused Tenet to pay $24,379.50 to Company A for the benefit of North Fulton.

196. On or about December 8, 2011, North Fulton Executives C and D caused Tenet to pay $21,409.50 to Company A for the benefit of North Fulton.

197. During 2012, certain North Fulton Executives, including North Fulton Executive C and North Fulton Executive D, caused Tenet to pay approximately $225,924 to Company A for the benefit of North Fulton, and the owner and operator of Company A continued to direct Company A’s patients to deliver at North Fulton.

198. From January 2013 to September 2013, when North Fulton ended its contract with Company A, North Fulton Executives, including North Fulton Executive C, caused Tenet to pay approximately $158,743 to Company A for the benefit of North Fulton, and the owner and operator of Company A continued to direct Company A’s patients to deliver at North Fulton.

199. From in or around November 2001 to in or around September 2013, certain North Fulton executives, including North Fulton Executives A, B, C, and D authorized payments to Clinica (1) without supporting documentation or (2) with inadequate documentation, in violation of then-existing company policies and controls governing the disbursement of monies to referral sources, such as Clinica.

200. From in or around July 2008 to in or around October 2011, in connection with Tenet’s submission of its annual reports and certifications to HHS-OIG under the CIA, certain North Fulton executives, including North Fulton Executives C and D, certified each quarter that they had accurately and honestly completed quarterly certifications that required these executives to disclose, among other things, reportable events under the CIA.

Specific Conduct at Hilton Head

201. On or about January 19, 2006, one of the owners and operators of Clinica sent an e-mail to a senior administrator at Atlanta Medical which stated, in pertinent part: “[The other owner and operator of Clinica] and I are leaving now for Hilton Head to meet with [Hilton Head Executive A] and some of her docs at Hilton Head Regional Hospital. We’ll see …”

202. On or about May 18, 2006, Hilton Head Executive A sent an e-mail to, among others, Tenet Regional SVP of Operations A containing an attachment titled “Hilton Head Reg. Medical Center Hospital Key Issues/Update.” The document contained a section titled “Growth.” In the “Growth” section, the document noted that “Clinica del a Mama plans to enter market in late summer.”

203. On or about December 1, 2006, Tenet Regional VP of Finance Operations A sent an e-mail to Hilton Head Executive A noting, among other things, that “[w]ith Clinica coming on board and anticipated increases in OB cases, that should be a plus.”

204. On or about January 25, 2007, one of the owners and operators of Clinica sent an e-mail to Hilton Head Executive B discussing the way in which Clinica would get paid. In the e-mail, the owner and operator of Clinica stated: “I do not look forward to the process of trying a management agreement. Legal has to have so much documentation to support the fees that it is very difficult. Last year we had to submit accounting documentation supporting how much it costs us to run the Medicaid Dept of the clinic on a daily basis. The breakdown had to include everything down to copy paper and paper clips. It was crazy. I don’t even know if we can justify all of the aspects of the contract adequately. I hope they come up with another way.”

205. On or about March 20, 2007, the Director of Women’s Services sent an e-mail to one of the owners and operators of Clinica discussing concerns with the documentation necessary to support the payments from Tenet to Clinica. The owner and operator of Clinica replied: “Please call me about [providing certain supporting documentation] as I have never had to provide this information on our similar contracts in the past 8 years. [Hilton Head Executive A] and I discussed in detail that this contract would mirror the North Fulton services agreement. I don’t even provide invoicing on any of our other contracts. Why is this one so different? We might need to involve [Hilton Head Executive A] to get things sorted out. I am not accustomed to this procedure.”

206. On or about March 21, 2007, Hilton Head Executive B sent an e-mail to the Director of Women’s Services at Hilton Head which stated: “I’m hearing big numbers for scheduled clinica deliveries over the next several months … can you give me those details for a board presentation I have to do this evening … thanks.”

207. On or about April 2, 2007, the Director of Women’s Services at Hilton Head sent an e-mail to one of the owners and operators of Clinica which stated: “[A] couple of things came to my attention last week that I wanted to share with you to see if we can resolve/address … [First,] a woman who happened to be pregnant came to Clinica for an urgent medical condition unrelated to pregnancy, and was asked at the clinic if she had money to pay for the services. When she told staff she had no money, she was informed she couldn’t be helped and was directed to go to the Emergency Room. This doesn’t put Clinica in a favorable light, as it appears Clinica would only assist if they could be paid adequately …. The second issue relates to our previous conversation regarding having nursing staff in the room participating when a translator is engaged in any medical information collection or communication. In this instance, a condition occurred at birth, and the translator was speaking about the condition after birth alone with the mother, and communicated that this was ‘an accident’. The information as presented was inaccurate, upset the mother and potentially increased the risk of litigation to the medical center. Nursing and Medical staff had to spend considerable time and effort rectifying the situation. I would again ask that you remind the translators not to engage in medically related conversations on their own, but rather formally translate.”

208. On or about April 4, 2007, the Director of Women’s Services at Hilton Head sent an e-mail to one of the owners and operators of Clinica which stated: “I am signing off on your initial invoices … and will ask that payments be processed expeditiously. I have had further discussions with our CFO and COO regarding documentation to support the invoices. At present, we are to receive ‘daily work sheets completed by the Company Staff’ … to validate the invoiced amounts. In lieu of these daily sheets which will tend to be an administrative burden for both parties, I would ask that future invoices be accompanied by a monthly tally of patients whose eligibility documents were completed and submitted, and completed pre-natal records submitted to the Women’s Center. The tally sheets should include patient names.”

209. In April 2007, certain Hilton Head executives, including Hilton Head Executive A, caused Tenet to make its first payment of $30,484 to Clinica for the benefit of Hilton Head.

210. On or about July 3, 2007, the Director of Women’s Services at Hilton Head sent an e-mail to one of the owners and operators of Clinica which stated, in part: “[Y]ou have not been available by phone and have not responded to emails over the past month. This makes communications difficult. There continues to be issues of non-availability of translators, particularly on the weekends…. This lack of translators translates into frustrations for staff, poor communications with our Hispanic patients and ultimately breaches the terms of our contract with you. To-date, since the start of the contract, we have not had translators routinely available on the weekends. This needs to be addressed as a priority by Clinica.”

211. On or about July 23, 2007, Hilton Head Executive B sent an e-mail to the Director of Women’s Services at Hilton Head which stated: “I’m preparing a mid-year initiatives update for corporate and need the number of clinica deliveries ytd … if you have it [by] month that would be helpful also…thanks.”

212. From April 2007 through December 2007, certain Hilton Head executives, including Hilton Head Executive A, caused Tenet to pay over $121,000 to Clinica for the benefit of Hilton Head, and the owners and operators of Clinica directed Clinica patients to deliver at Hilton Head.

213. On or about December 4, 2007, Hilton Head Executive A emailed Tenet Regional VP of Finance Operations A noting that “Clinica [admissions] has exploded…”

214. On or about January 10, 2008, a paralegal in Tenet’s Legal Department sent an e-mail to a contract analyst at Hilton Head asking questions about Hilton Head’s contract with Clinica. In the e-mail, the paralegal wrote: “I’ve had an opportunity to review the information [] provided. Unless I’m missing something, the question I forwarded to you … has not been answered – why are we paying Clinica more than it would cost the hospital to employ these providers? And what services/costs are included in the management fee?”

215. On or about August 5, 2008, the Director of Women’s Services at Hilton Head sent an e-mail to Hilton Head’s contract administrator which stated: “[The Chief Nursing Officer] is aware that Clinica has not been able to provide 24/7 interpreter services to the hospital since the inception of the contract. Specifically they fail to provide coverage for the weekends. In general, the level of translation competency with the Clinica interpreters is at times less than adequate. None of their staff have ever received any formal training, and many do not have high-school degrees, so the level of general education and knowledge presents challenges when dealing with more complex medical terminology and interpretation.”

216. On or about September 24, 2008, an executive at Hilton Head sent an e-mail and attachments to Hilton Head Executive A, among others. One of the attachments was titled “Tenet Hilton Head Hospital Business Plan Overview FY 2009-2011.” On page seven of the attachment, the presentation stated that “Improvements in Women’s Services product line and addition of Clinica have resulted in significant market share shift from Beaufort.”

217. On or about November 6, 2008, Hilton Head Executive A’s executive assistant sent an e-mail to one of the owners and operators of Clinica asking for her and the other owner and operator of Clinica’s availability to meet or participate in a phone conference with Hilton Head Executive A and a Hilton Head credentialed physician to discuss “Clinica operations and volumes.”

218. In 2008, certain Hilton Head executives, including Hilton Head Executive A, caused Tenet to pay over $176,000 to Clinica for the benefit of Hilton Head, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Hilton Head.

219. On or about February 9, 2009, the Women’s Services Director at Hilton Head sent an e-mail to Hilton Head Executive A which stated: “I understood from our brief conversation at the Stand-up Mtg. last week, that some basic statistics that address both volume of deliveries associated with Clinica, and payor mix would be beneficial. These together provide a macro snapshot of our particular market. Below, please find the relevant stats for 2007 vs. 2008.” The e-mail informed Hilton Head Executive A that, in 2007, there were 183 Clinica deliveries, which represented 26.2% of all deliveries at Hilton Head that year. The email also informed that, in 2008, there were 247 Clinica deliveries, which represented 33% of all deliveries at Hilton Head that year.

220. In 2009, certain Hilton Head executives, including Hilton Head Executive A, caused Tenet to pay over $199,000 to Clinica for the benefit of Hilton Head, and the owners and operators of Clinica continued to direct patients to deliver at Hilton Head.

221. In 2010, certain Hilton Head executives caused Tenet to pay over $208,000 to Clinica for the benefit of Hilton Head, and the owners and operators of Clinica continued to direct Clinica patients to deliver at Hilton Head.

222. On or about November 9, 2010, the Director of Women’s Services at Hilton Head, after receiving a pro forma addressing Clinica de la Mama, stated: “I calculate the contract [with Clinica] to be worth $149,616 based on 20 Clinica patients per month.”

223. On January 14, 2011, after Clinica closed its Hilton Head clinic doors abruptly, the Director of Women’s Services at Hilton Head sent an e-mail to the Chief Financial Officer at Hilton Head, among others, regarding Hilton Head’s relationship with Clinica. In the e-mail, the Director of Women’s Services stated: “[F]rom my perspective, a company that abandons its patients and staff is not a viable business partner and we should let the contracts expire.”

224. From 2007-2011, Hilton Head received at least $4,000,000 from South Carolina’s state Medicaid Program based on over 700 Clinica patient deliveries.

Specific Conduct at Spalding

225. Spalding Regional Medical Center (“Spalding”) was an acute care hospital located in Griffin, Georgia, in Spalding County, approximately one hour south of downtown Atlanta, Georgia and one hour north of Macon, Georgia.

226. In or around February 2003, Spalding prepared a PowerPoint presentation titled, “Situation Assessment FY 2004 Strategic Plan.” The “Facility Overview” slides provided information about the market demographics in Spalding’s primary service area and secondary service area, including a breakdown on ethnicity and age as of 2001. For “Ethnicity,” the slide showed that the ethnicities of potential patients in Spalding’s combined service area were predominantly African-American and caucasian, and that less than 5% were Hispanic.

227. In or around September 2003, Spalding executives and employees prepared a PowerPoint presentation titled, “FY 2004 Strategic Plan.” On the “Strategic Summary” slide, “Clinica de la Mama Program” is listed as a growth initiative. On a later slide, Spalding projected that the Clinica de la Mama Program would bring in 200 admissions.

228. On or about October 29, 2003, Spalding Executive A sent an e-mail to a Tenet regional executive summarizing the key items that Spalding Executive A had been focused on during his first few weeks on the job, and what he planned to accomplish over the next few weeks. Under the “Business Development” section, Spalding Executive A stated: “I will finalize the deal with Clinica and get ecats submitted.”

229. In or about November 2003, Spalding prepared a “Close Call Pillar Report” for October 2004. Under the “Growth Section,” the document states, “[h]eld dinner meeting with OB physician, introduced Clinica del a Momma concept.”

230. On or about November 13, 2003, Spalding Executive A sent an e-mail to one of Clinica’s owners and operators attaching a document with the names and addresses of all of Spalding’s credentialed obstetricians.

231. On or about November 21, 2003, Spalding Executive A sent an e-mail to a Tenet regional executive which stated, “I need to get a copy of the main part of the contract with Clinica del la Mama. I have Exhibit A that [one of the owners and operators of Clinica] gave me when we met last month. Also, the Exhibit that [was given] to me had a $450 per case fee for Medicaid eligibility that was not in our business plan proforma. What are your thoughts on this cost? I spoke to [one of the owners and operators of Clinica] a few weeks ago and she is looking for space and beginning to contact our doc’s individually. In an effort to get something going to grow business down here I am wanting to push ahead with this although I do have some concern about OB unit capacity. There have been several days lately where there was no room on postpartum.”

232. On or about November 21, 2003, a Tenet regional executive sent an e-mail to Spalding Executive A stating, “[a]ttached is the contract and some other information on North Fulton’s contract with Clinica. You should use this as a template for SRH.” Spalding Executive A then sent this e-mail to another Spalding executive with a message, “[l]et’s talk about how we get this going.”

233. On or about January 14, 2004, one of the owners and operators of Clinica sent an e-mail to Spalding Executive A stating, “[p]lease find the Exhibit to the Services Agreement with a few modifications on our first try. I added a per month fee for Medicaid eligibility based on historical data or hours spent in the Company in this area. This is almost the same formula used at North Fulton. We’ll see you tonight. We can discuss this then if you would like.”

234. On or about March 3, 2004, Spalding Executive A sent an e-mail to Tenet regional executives stating, “[one of the owners and operators of Clinica] and I signed the Clinica contract today. It will be effective 4/1/04. They have a site selected which they will renovate and will bring in a temporary building to get started. We have 2 OB’s lined up to staff the clinic and a third whom they are still talking to. I have asked [certain Spalding employees] to take a trip to North Fulton to gain from their experience as we move to implement. I will keep close watch and push to get this program up to speed asap. Thanks for your support[.]”

235. Under Spalding’s services contract with Clinica, Clinica was to provide translation/interpretation services 16 hours a day and 7 days a week and related management services, Medicaid eligibility determination services, community outreach services, educational services, and pre-registration services.

236. On or about April 19, 2004, Spalding Executive A sent an e-mail to a Tenet regional executive providing an update on priorities. Under “Growth Initiatives,” Spalding Executive A wrote, “Clinica contract was operational 4/1. It took two plus months to get through legal and then Clinica took a month to get temporary clinic site open.”

237. In or around May 2004, Spalding prepared a “Close Call Pillar Report” for April 2004. Under the “Growth” section, the document states: “Clinica de la Mama program started April 1. To date, 1 delivery and 2 outpatients.”

238. In or around June 2004, Spalding prepared a “Close Call Pillar Report” for May 2004. Under the “Growth” section, the document states: “Clinica program is slow to start. Clinic volume has not picked up. Meeting scheduled with [the owners and operators of Clinica] to discuss development.”

239. On or about June 15, 2004, Spalding Executive A sent a memo to a Tenet regional executive titled “Spalding Regional Performance Report.” Under the “Volume” section, the document states, “[i]nitiative to attract Hispanic Obstetric patients (Clinica de la Mama) was delayed in starting and has under performed expectations in the first three months by 55 admits although OB/GYN admits are up over the prior year. Evaluating whether to continue this program.”

240. On or about June 22, 2004, Spalding Executive A sent an e-mail to a Tenet regional executive providing an update on priorities. Under “Growth Initiatives,” Spalding Executive A wrote, “Clinica has been a disappointment. I met with [the owners and operators of Clinica] last week because I was not seeing the clinic develop and the community outreach activity did not appear to be very active. [One of the owners and operators of Clinica] did an about face and said he did not think we would be successful in convincing Hispanic patients in

South Atlanta to come to Griffin. He wanted to move the clinic to Newnan. I think this is crazy and [a Tenet regional executive] and I have a meeting with him next Monday and I believe we should cancel the contract.”

241. On or about June 28, 2004, Spalding Executive A sent an e-mail to a Spalding executive on the subject of “Clinica Payments.” Spalding Executive A asked, “Could you do a quick summary of the payments we have made to clinica so far. I need this by 10AM. I will be leaving for a meeting with them at the regional office.” In response, the Spalding executive responded: “4/13 $16,637, 4/30 $16,637, 5/14 16,637” – “Total $49,911.”

242. On or about June 29, 2004, Spalding Executive A wrote a letter to one of the owners and operators of Clinica following up on their meeting on June 28, and terminating the agreement between Spalding and Clinica. The letter provided, in pertinent part: “I want to thank you for the efforts that you have put forward to make this project work. I appreciate the frankness with which you and [the other owner and operator of Clinica] have discussed the barriers that we have uncovered that will prevent this program from achieving the goals that were originally conceived. I believe it is in the best interest of our organizations to discontinue our efforts toward this project and terminate our agreement.”

243. Spalding’s “2005 Annual Plan Executive Summary” contained a section on “2004 Performance.” In the subsection on “[p]rogress on major business initiatives,” it was reported that “Hispanic OB outreach initiative, Clinica de la Mama, discontinued after three months due to inability of partner to establish clinic volume and market assumptions were found invalid.”

244. In 2004, Spalding received approximately $10,000 from Georgia Medicaid based on less than 5 Clinica patient deliveries.

ATTACHMENT B

SECRETARY’S CERTIFICATION

TENET HEALTHCARE CORPORATION

I, Paul Alan Castanon, the duly appointed Corporate Secretary of Tenet Healthcare Corporation (the “Company”), a corporation organized under the laws of the State of Nevada, hereby certify that attached as Exhibit A is a true and correct copy of a resolution approved by the Board of Directors of the Company at a special meeting on July 29, 2016:

IN WITNESS WHEREOF, I have executed this certificate in my capacity as the Company’s Corporate Secretary this 29th day of September, 2016.

/s/ Paul Alan Castanon
Paul Alan Castanon
Corporate Secretary

EXHIBIT A

TENET HEALTHCARE CORPORATION

Resolutions Adopted at a

Special Meeting of the Board of Directors

WHEREAS, Tenet Healthcare Corporation (the “Company”) has been engaged in ongoing discussions with the U.S. Department of Justice (“DOJ”), the U.S. Attorneys’ Offices for the Northern and Middle Districts of Georgia, and the Georgia Attorney General’s Office to resolve the civil qui tam litigation (United States of America, ex rel. Ralph D. Williams v. Health Management Associates, Inc., et al.) pending in the U.S. District Court for the Middle District of Georgia and the parallel criminal investigation of the Company and certain of its subsidiaries being conducted by the DOJ and the U.S. Attorney’s Office for the Northern District of Georgia (collectively, the “Clinica de la Mama matters”);

WHEREAS, at a special meeting of the Board of Directors on May 31, 2016, the Board of Directors unanimously authorized each of the Company’s Chairman of the Board and Chief Executive Officer, its Senior Vice President and General Counsel and its Vice President and Assistant General Counsel, and any Senior Vice President or Vice President authorized by such officers (collectively the “Authorized Officers”), to negotiate and enter into for and on behalf of the Company and certain subsidiaries definitive agreements, execute orders and take other actions necessary in the judgment of such officers to implement a resolution of the Clinica de la Mama matters on substantially the terms and conditions set forth in a term sheet presented by the DOJ to the Company’s external counsel on May 26, 2016; and

WHEREAS, based upon the advice and recommendations of the Company’s external counsel and its management, the Board of Directors at a special meeting of the Board of Directors on July 29, 2016 ratified and confirmed the authorization of each of the Authorized Officers to enter into for and on behalf of the Company a Non-Prosecution Agreement; Plea Agreements for Atlanta Medical Center, Inc. and North Fulton Medical Center, Inc. d/b/a North Fulton Hospital; and a Civil Settlement Agreement relating to the Clinica de la Mama matters.

NOW THEREFORE, BE IT RESOLVED that each of (i) the Authorized Officers and (ii) the Company’s external counsel from Latham & Watkins LLP, be, and each of them hereby is, authorized to execute the Non-Prosecution Agreement, the Plea Agreements and Civil Settlement Agreement for and on behalf of the Company and its subsidiary, Tenet HealthSystem Medical, Inc.

ATTACHMENT C

INDEPENDENT COMPLIANCE MONITOR

The duties and authority of the Independent Compliance Monitor, and the obligations of Tenet Healthcare Corporation (“Tenet”), on behalf of itself and its subsidiaries and affiliates, with respect to the Monitor and the United States Department of Justice, Criminal Division, Fraud Section and the United States Attorney’s Office for the Northern District of Georgia (the “Offices”) are as described below:

Term of the Monitorship

1. Tenet will retain the Monitor for a period of three (3) years (the “Term of the Monitorship”), unless the extension provision or early termination provision of Paragraph 4 of the Non-Prosecution Agreement (the “Agreement”) is triggered.

Monitor’s Mandate

2. The Monitor’s primary responsibility is to assess, oversee, and monitor Tenet’s compliance with its obligations under the Agreement, so as to specifically address and reduce the risk of any recurrence of violations of the Anti-Kickback Statute and Stark Law (collectively “Misconduct”) by any entity owned, in whole or in part, by Tenet. In doing so, the Monitor will review and monitor the effectiveness of Tenet’s compliance with the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and the Stark Law, 42 U.S.C. § 1395nn, and their respective implementing regulations, advisories, and advisory opinions promulgated thereunder, and make such recommendations as the Monitor believes are necessary to comply with the Agreement. With respect to all entities in which Tenet or an affiliate of Tenet owns a direct or indirect equity interest of 50% or less and does not manage or control the day-to-day operations, the Monitor’s access to such entities shall be co-extensive with Tenet’s access or control and for the purpose of reviewing Tenet’s conduct. During the Term of the Monitorship, the Monitor will review and provide recommendations for improving Tenet’s compliance with the Anti-Kickback Statute and Stark Law, as well as Tenet’s design and implementation and enforcement of its compliance and ethics programs for the purpose of preventing future criminal and ethical violations by Tenet and its subsidiaries, including, but not limited to, violations related to the conduct giving rise to the Agreement and criminal Information filed in connection with this matter. In doing so, the Monitor shall:

a. Review and monitor Tenet’s compliance with the Agreement;

b. Review, evaluate, and monitor Tenet’s design and implementation of corporate governance, policies and procedures relating to referral source arrangements and procurement matters to ensure they are generally effective in preventing and detecting any Misconduct by any Tenet director, officer, employee, or agent;

c. Review, evaluate, and monitor Tenet’s compliance and ethics program as it relates to compliance with the Anti-Kickback Statute and Stark Law, including but not limited to risk management systems, compliance and ethics training and communications, internal auditing systems, compliance data management systems, finance and procurement systems, internal reporting and whistle blowing systems, internal investigation procedures, and information retention and production to ensure they are generally effective in preventing and detecting any Misconduct by any Tenet director, officer, employee, or agent;

d. Review, evaluate, and monitor Tenet’s compliance and ethics department and legal department structure, composition, and resources, including but not limited to, personnel compensation, recruitment programs, and training, to ensure the compliance and ethics department or function and the legal department have the appropriate qualifications, authority, structure, and resources to be generally effective in preventing and detecting any Misconduct by any Tenet director, officer, employee, or agent;

e. Review in his or her discretion any decision by Tenet and its subsidiaries to enter into a contractual agreement with, or to terminate a contractual agreement with, any actual or potential referral source, along with any and all related documents, communications, data and materials;

f. Review in his or her discretion any payment made by Tenet and its subsidiaries to any actual or potential referral source, along with any and all related documents, communications, data and materials; and

g. Review in his or her discretion any entry in Tenet’s books and records relating to any payment made to any actual or potential referral source, along with any and all related documents, communications, data and materials.

3. It is the intent of the Agreement that the provisions regarding the Monitor’s authority and duties be broadly construed.

Tenet’s Obligations

4. Tenet shall cooperate fully with the Monitor, and the Monitor shall have the authority to take such reasonable steps as, in his or her view, may be necessary to be fully informed with respect to the Monitor’s Mandate. To that end, Tenet shall facilitate the Monitor’s access to Tenet’s documents and resources and shall not limit such access. Tenet shall provide the Monitor with access to all information, documents, records, facilities, and employees, as reasonably requested by the Monitor. Tenet shall use its best efforts to provide the Monitor with access to Tenet’s former employees and its third-party vendors, agents, and consultants.

5. Any disclosure by Tenet to the Monitor concerning fraudulent or criminal conduct related to the Anti-Kickback or Stark laws shall not relieve Tenet of any otherwise applicable obligation to truthfully disclose such matters to the Offices, pursuant to the Agreement.

Confidentiality

6. The Monitor shall maintain as confidential all non-public information, documents and records it receives from Tenet, subject to the Monitor’s reporting requirements herein. The Monitor shall take appropriate steps to ensure that any of his/her consultants or employees shall also maintain the confidentiality of all such non-public information.

7. Should the Monitor, or staff assisting the monitor in fulfilling his/her responsibilities, be provided access to materials (“Subject Materials”) that may be protected by the attorney-client privilege, work product doctrine, or any other legally cognizable privilege or protection, the following conditions shall apply:

a. In the event the Monitor or the Offices seek disclosure of Subject Materials for any reason, the Monitor shall provide Tenet with at least 10 days’ notice of its intention to do so.

b. The Monitor shall return all Subject Materials to Tenet upon the date the Monitor is finished using Subject Materials for the purpose of fulfilling his/her responsibilities.

Monitor’s Coordination with Tenet

and Review Methodology

8. In carrying out the Mandate, to the extent appropriate under the circumstances, the Monitor should coordinate with Tenet personnel, including in-house counsel, compliance personnel, and internal auditors, on an ongoing basis. The Monitor may rely on the product of Tenet’s processes, such as the results of studies, reviews, sampling and testing methodologies, audits, and analyses conducted by or on behalf of Tenet, as well as Tenet’s internal resources (e.g., legal, compliance, and internal audit), which can assist the Monitor in carrying out the Mandate through increased efficiency and Tenet-specific expertise, provided that the Monitor has confidence in the quality of those resources.

9. The Monitor’s reviews should use a risk-based approach, and thus, the Monitor is not expected to conduct a comprehensive review of all business lines, all business activities, or all markets. In carrying out the Mandate, the Monitor should consider, for instance, risks presented by Tenet’s: (a) organizational structure; (b) training programs; (c) compensation and incentive structures; (d) internal auditing processes; (e) internal investigation procedures; and (f) reporting mechanisms.

10. In undertaking the reviews to carry out the Mandate, the Monitor shall formulate conclusions based on, among other things: (a) inspection of relevant documents, including Tenet’s current policies and procedures; (b) analyses, studies, and testing of Tenet’s Compliance Program; (c) on-site observation of selected systems and procedures of Tenet at sample sites; (d) meetings with, and interviews of, relevant current and, where appropriate, former directors, officers, employees, business partners, agents, and other persons at mutually convenient times and places. It shall be in the Monitor’s sole discretion whether to conduct such meetings and interviews with the participation of additional Tenet representatives.

Monitor’s Written Work Plans

11. To carry out the Mandate, during the Term of the Monitorship, the Monitor shall conduct an initial review of Tenet’s compliance with the Anti-Kickback Statute and Stark Law (the “Initial Review”) and prepare an initial report (the “Initial Review Report”). The Initial Review Report shall be followed by at least two follow-up reviews and reports as described in Paragraphs 17-20 below. With respect to the Initial Review Report, after consultation with Tenet and the Offices, the Monitor shall prepare the first written work plan for the Initial Review Report within sixty (60) calendar days of being retained, and Tenet and the Offices shall provide comments within thirty (30) calendar days after receipt of the written Initial Review Report work plan. With respect to each follow-up report, after consultation with Tenet and the Offices, the Monitor shall prepare a written work plan at least thirty (30) calendar days prior to commencing a review, and Tenet and the Offices shall provide comments within twenty (20) calendar days after receipt of the written work plan. Any disputes between Tenet and the Monitor with respect to any written work plan shall be decided by the Offices in their sole discretion.

12. All written work plans shall identify with reasonable specificity the activities the Monitor plans to undertake in execution of the Mandate, including a written request for documents. The Monitor’s work plan for the initial review shall include such steps as are reasonably necessary to conduct an effective initial review in accordance with the Mandate, including by developing an understanding, to the extent the Monitor deems appropriate, of the facts and circumstances surrounding any violations that may have occurred before the date of the Agreement. In developing such understanding the Monitor is to rely to the extent possible on available information and documents provided by Tenet. It is not intended that the Monitor will conduct his or her own inquiry into the historical events that gave rise to the Agreement.

Initial Review

13. The Initial Review shall commence no later than one hundred twenty (120) calendar days from the date of the engagement of the Monitor (unless otherwise agreed by Tenet, the Monitor, and the Offices). The Monitor shall issue the Initial Review Report within one hundred fifty (150) calendar days of commencing the Initial Review, setting forth the Monitor’s assessment and, if necessary, making recommendations reasonably designed to improve the effectiveness of Tenet’s program for ensuring Misconduct is not committed by any Tenet director, officer, employee, or agent. The Monitor should consult with Tenet concerning his or her findings and recommendations on an ongoing basis and should consider Tenet’s comments and input to the extent the Monitor deems appropriate. The Monitor may also choose to share a draft of his or her reports with Tenet prior to finalizing them. The Monitor’s reports need not recite or describe comprehensively Tenet’s history or compliance policies, procedures and practices, but rather may focus on those areas with respect to which the Monitor wishes to make recommendations, if any, for improvement or which the Monitor otherwise concludes merit particular attention. The Monitor shall provide the Initial Review Report to Tenet and its Board of Directors and contemporaneously transmit copies to the Chief – Health Care Fraud Unit, Fraud Section, Criminal Division, U.S. Department of Justice, at 1400 New York Avenue N.W., Bond Building, Eighth Floor, Washington, D.C. 20005 and to the Chief – Economic Crime Section, United States Attorney’s Office for the Northern District of Georgia, 75 Ted Turner Dr. SW, Suite 600, Atlanta, Georgia 30303. After consultation with Tenet, the Monitor may extend the time period for issuance of the Initial Report for a brief period of time with prior written approval of the Offices.

14. Within one hundred and fifty (150) calendar days after receiving the Monitor’s Initial Review Report, Tenet shall adopt and implement all recommendations in the report, unless, within sixty (60) calendar days of receiving the report, Tenet notifies in writing the Monitor and the Offices of any recommendations that Tenet considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, impractical to implement within such 150 day period, or otherwise inadvisable. With respect to any such recommendation, Tenet need not adopt that recommendation within the one hundred and fifty (150) days of receiving the Initial Review Report but shall propose in writing to the Monitor and the Offices an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which Tenet and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within forty-five (45) calendar days after Tenet serves the written notice.

15. In the event Tenet and the Monitor are unable to agree on an acceptable alternative proposal, Tenet shall promptly consult with the Offices. The Offices may consider the Monitor’s recommendation and Tenet’s reasons for not adopting the recommendation in determining whether Tenet has fully complied with its obligations under the Agreement. Pending such determination, Tenet shall not be required to implement any contested recommendation(s).

16. With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred and fifty (150) calendar days after receiving the Initial Review Report, the Monitor may extend the time period for implementation with prior written approval of the Offices.

Follow-Up Reviews

17. A first follow-up review shall commence no later than thirty (30) calendar days after the completion of Tenet’s one-hundred fifty (150) calendar days to adopt and implement all recommendations in the Initial Review Report (unless otherwise agreed by Tenet, the Monitor and the Offices) (the “First Follow-Review”). The Monitor shall issue a written follow-up report within one hundred and twenty (120) calendar days of commencing the First Follow-up Review, setting forth the Monitor’s assessment and, if necessary, making recommendations in the same fashion as set forth in Paragraph 13 with respect to the Initial Review (the “First Follow-up Review Report”). After consultation with Tenet, the Monitor may extend the time period for issuance of the First Follow-up Review Report for a brief period of time with prior written approval of the Offices.

18. Within one hundred and twenty (120) calendar days after receiving the Monitor’s First Follow-up Review Report, Tenet shall adopt and implement all recommendations in the report, unless, within thirty (30) calendar days after receiving the report, Tenet notifies in writing the Monitor and the Offices concerning any recommendations that Tenet considers unduly burdensome, inconsistent with applicable law or regulation, impractical, excessively expensive, impractical to implement in the time period indicated, or otherwise inadvisable. With respect to any such recommendation, Tenet need not adopt that recommendation within the one hundred and twenty (120) calendar days of receiving the First Follow-up Review Report but shall propose in writing to the Monitor and the Offices an alternative policy, procedure, or system designed to achieve the same objective or purpose. As to any recommendation on which Tenet and the Monitor do not agree, such parties shall attempt in good faith to reach an agreement within thirty (30) calendar days after Tenet serves the written notice.

19. In the event Tenet and the Monitor are unable to agree on an acceptable alternative proposal, Tenet shall promptly consult with the Offices. The Offices may consider the Monitor’s recommendation and Tenet’s reasons for not adopting the recommendation in determining whether Tenet has fully complied with its obligations under the Agreement. Pending such determination, Tenet shall not be required to implement any contested recommendation(s). With respect to any recommendation that the Monitor determines cannot reasonably be implemented within one hundred and twenty (120) calendar days after receiving the report, the Monitor may extend the time period for implementation with prior written approval of the Offices.

20. The Monitor shall undertake a Second Follow-up Review pursuant to the same procedures described in Paragraphs 17-19.

21. Following the Second Follow-up Review, the Monitor shall certify in a final report whether Tenet’s compliance program, including its policies and procedures, is reasonably designed and implemented to prevent and detect violations of the Anti-Kickback Statute and Stark Law (the “Final Report”). The Final Report shall be completed and delivered to the Offices no later than thirty (30) days before the end of the Term.

Monitor’s Discovery of Misconduct

22. (a) Except as set forth below in sub-paragraphs (b), (c), and (d), should the Monitor, during the course of his or her engagement, discover:

•	questionable, improper, or illegal practices relating to compliance with the statutes, regulations, and written directives of Medicare, Medicaid, and other Federal health care programs, including, but not limited to, the Anti-Kickback Statute or Stark Law; or

•	violations of Tenet’s compliance or ethics programs, or statutes, regulations, and written directives of Medicare, Medicaid, and other Federal health care programs, including, but not limited to, the Anti-Kickback Statute or Stark Law;

(collectively “improper activities”), the Monitor shall promptly report such improper activities, except as set forth below, to Tenet’s General Counsel, Chief Compliance Officer, Audit Committee, and Quality, Compliance and Ethics Committee for further action, unless the improper activities were already so disclosed. The Monitor also may report improper activities to the Offices at any time, and shall report improper activities to the Offices when they request the information.

(b) In some instances, the Monitor should immediately report improper activities to the Offices and not to Tenet. The presence of any of the following factors militates in favor of reporting improper activities directly to the Offices and not to Tenet, namely, where the improper activities: (1) poses a risk to public health or safety or the environment; (2) involves senior management of Tenet; (3) involves obstruction of justice; or (4) otherwise poses a substantial risk of harm.

(c) If the Monitor believes that any improper activities did actually occur or may constitute a violation of law or regulatory violation (“Actual Misconduct”), the Monitor must immediate report such occurrence or violation to the Offices. When the Monitor discovers Actual Misconduct, the Monitor shall disclose the Actual Misconduct solely to the Offices, and in such case disclosure of the Actual Misconduct to the General Counsel, Chief Compliance Officer, the Audit Committee, and the Quality Compliance and Ethics Committee of Tenet should occur as promptly and completely as the Offices and the Monitor deem appropriate under the circumstances.

(d) The Monitor shall address in his or her reports the appropriateness of Tenet’s response to all improper activities, whether previously disclosed to the Offices or not. Further, in the event that Tenet, or any entity or person working directly or indirectly for or on behalf of Tenet, withholds information necessary for the performance of the Monitor’s responsibilities, if the Monitor believes that such withholding is without just cause, the Monitor shall disclose that fact to the Offices.

(e) Tenet shall not take any action to retaliate against the Monitor for any such disclosures or for any other reason.

Meetings During Pendency of Monitorship

23. The Monitor shall meet with the Offices within thirty (30) calendar days after providing each report to the Offices to discuss the report, to be followed by a meeting between the Offices, the Monitor, and Tenet.

24. At least annually, and more frequently if appropriate, representatives from Tenet and the Offices will meet together to discuss the Monitorship and any suggestions, comments, or improvements Tenet may wish to discuss with or propose to the Offices, including with respect to the scope or costs of the Monitorship.

Contemplated Confidentiality of Monitor’s Reports

25. The reports will likely include proprietary, financial, confidential, and competitive business information. Moreover, public disclosure of the reports could discourage cooperation, or impede pending or potential government investigations and thus undermine the objectives of the Monitorship. For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-public, except as otherwise agreed to by the parties in writing, or except to the extent that the Offices determine in their sole discretion that disclosure would be in furtherance of the Offices’ discharge of its duties and responsibilities or is otherwise required by law.

ATTACHMENT D

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

UNITED STATES OF AMERICA v. ATLANTA MEDICAL CENTER, INC.	CRIMINAL NO. 16-CR-350 VIOLATION: 18 U.S.C. § 371

PLEA AGREEMENT

The United States of America, by and through the United States Department of Justice, Criminal Division, Fraud Section, and the United States Attorney’s Office for the Northern District of Georgia (collectively, the “Department of Justice” or the “Department”), and the Defendant, Atlanta Medical Center, Inc. (the “Defendant”), by and through its undersigned attorneys, and through its authorized representative, pursuant to authority granted by the Board of Directors of Tenet Healthcare Corporation (“Tenet”), hereby submit and enter into this plea agreement (the “Agreement”) pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms and conditions of this Agreement are as follows:

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The Defendant’s Agreement

1. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the Defendant will waive its right to grand jury indictment and its right to challenge venue in the District Court for the Northern District of Georgia, and will plead guilty to a one count criminal Information charging the Defendant with conspiring under Title 18, United States Code, Section 371, to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B), and to defraud the United States. The Defendant further agrees to persist in that plea through sentencing.

2. The Defendant understands that, to be guilty of this offense, the following essential elements of the offense must be satisfied:

a.	The Defendant and one or more persons in some way agreed to try to accomplish a shared and unlawful plan;

b.	The Defendant knew the unlawful purpose of the plan, that is:

i.

To knowingly and willfully offer or pay any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind to any person to induce such person (A) to refer an

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individual to a person for the furnishing or arranging for the furnishing of an item or service for which payment could be made in whole or in part by a Federal health care program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a Federal health care program, in violation of Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B);

ii.	To knowingly and willfully solicit or receive any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or part under a Federal health care program, or (B) in return for purchasing, leasing, ordering or arranging for the furnishing of any item or service for which payment can be made in whole or part under a Federal health care program, in violation of Title 42, United States Code, Sections 1320a-7b(b)(1)(A) and (B); and

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iii.	To defraud the United States by cheating it out of money or property or interfering with its lawful government functions by deceit, craft or trickery;

c.	The Defendant willfully joined in the unlawful plan;

d.	During the conspiracy, one of the conspirators knowingly engaged in at least one overt act as described in the Criminal Information;

e.	The overt act was committed on or about the time alleged and with the purpose of carrying out or accomplishing some object of the conspiracy;

f.	Each element of the offense listed above was committed by one or more of the Defendant’s agents;

g.	In committing those acts the agent or agents intended, at least in part, to benefit the Defendant; and

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h.	Each act was within the course and scope of the agent’s or agents’ employment.

3. The Defendant understands and agrees that this Agreement is between the Department and the Defendant and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Department will bring this Agreement to the attention of other prosecuting authorities or other agencies, if requested by the Defendant.

4. The Defendant agrees that this Agreement will be executed by an authorized corporate representative. The Defendant further agrees that a resolution duly adopted by the Board of Directors of Tenet, the Defendant’s indirect parent company, in the form attached to this Agreement as Exhibit 1, authorizes the Defendant to enter into this Agreement and take all necessary steps to effectuate this Agreement, and that the signatures on this Agreement by the Defendant and its counsel are authorized by the Board of Directors of Tenet, the Defendant’s indirect parent company, on behalf of the Defendant.

5. The Defendant agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

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6. The Department enters into this Agreement based on the individual facts and circumstances presented by this case and the Defendant. Among the factors considered were the following:

a.	In April 2016, Tenet HealthSystem Medical, Inc. (“Tenet Subsidiary”), the Defendant’s direct parent company, sold substantially all of its Georgia hospitals’ assets and business operations, including those of (1) the Defendant, (2) North Fulton Medical Center, Inc. d/b/a North Fulton Hospital, and (3) Spalding Regional Medical Center, Inc. d/b/a Spalding Regional Medical Center, pursuant to an Asset Sale Agreement. These entities, all indirect subsidiaries of Tenet, now have no operating assets and no plans to resume business operations;

b.	Tenet and the Department, the Department of Justice’s Civil Division, Fraud Section, the U.S. Attorney’s Office for the Middle District of Georgia, the State of Georgia and the State of South Carolina have reached an agreement on a global resolution to resolve Tenet and its subsidiaries’ criminal and civil liability relating to the government’s investigation of violations of the Anti-Kickback Statute at certain Tenet hospitals, which has the following components:

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i.	The Defendant has agreed to plead guilty to one count of conspiring under Title 18, United States Code, Section 371 to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B), and to defraud the United States, and to pay a $84,696,727 forfeiture money judgment pursuant to this Agreement;

ii.	North Fulton Medical Center, Inc. d/b/a North Fulton Hospital has agreed to plead guilty to one count of conspiring under Title 18, United States Code, Section 371 to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B), and to defraud the United States, and to pay a $60,019,618 forfeiture money judgment pursuant to a negotiated plea agreement with the Department, which is incorporated by reference into this Agreement (Exhibit 3);

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iii.	Tenet Subsidiary and the Department have entered into a Non-Prosecution Agreement (NPA), which is incorporated by reference into this Agreement (Exhibit 4). The NPA requires, among other things: (1) Tenet Subsidiary and Tenet to cooperate with the Department in any and all matters relating to the conduct described in the NPA and its Attachment A and other conduct under investigation by the Department; and (2) Tenet to retain an Independent Compliance Monitor for a term of 3 years to specifically address and reduce the risk of recurrence of violations of the Anti-Kickback Statute and the Stark Law.

iv.	Tenet has entered into a civil Settlement Agreement with the United States, the State of Georgia and the State of South Carolina, which is incorporated by reference into this Agreement (Exhibit 5), and has agreed to pay $368,000,000 to the United States, the State of Georgia and the State of South Carolina to resolve its civil liability for certain claims, including under the federal False Claims Act and State of Georgia Medicaid False Claims Act.

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c.	The global resolution is contingent upon the Court’s acceptance of the plea and recommended sentence in this case, and in the case of the United States v. North Fulton Medical Center, Inc. d/b/a North Fulton Hospital, as proposed by the parties.

7. The Defendant agrees to abide by all terms and obligations of this Agreement as described herein, including, but not limited to, the following:

a. to plead guilty as set forth in this Agreement;

b. to abide by all sentencing stipulations contained in this Agreement;

c. to appear, through its duly appointed representatives, as ordered for all court appearances, and obey any other ongoing court order in this matter, consistent with all applicable U.S. laws, procedures, and regulations;

d. to commit no further crimes;

e. to be truthful at all times with the Court; and

f. to pay the applicable financial amounts and special assessment.

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The United States’ Agreement

8. In exchange for the guilty plea of the Defendant and the complete fulfillment of all of its obligations under this Agreement, the Department agrees that it will not file additional criminal charges against the Defendant or any of its direct or indirect affiliates, subsidiaries, or joint ventures relating to any of the conduct described in Exhibit 2, except for the charges specified in the plea agreement between the Department and North Fulton and except as specified in the NPA between the Department and Tenet Subsidiary. This Agreement does not close or preclude the investigation or prosecution of any natural persons, including any officers, directors, employees, agents, or consultants of the Defendant or its parent companies, direct or indirect affiliates, subsidiaries, or joint ventures, who may have been involved in any of the matters set forth in the Information, Exhibit 2, or in any other matters. The Defendant agrees that nothing in this Agreement is intended to release the Defendant from any and all of the Defendant’s excise and income tax liabilities and reporting obligations for any and all income not properly reported and/or legally or illegally obtained or derived.

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Factual Basis

9. The Defendant is pleading guilty because it is guilty of the charges contained in the Information. The Defendant admits, agrees, and stipulates that the factual allegations set forth in the Information and Exhibit 2 are true and correct, that it is responsible for the acts of its officers, directors, employees, and agents described in the Information and Exhibit 2, and that the Information and Exhibit 2 accurately reflect the Defendant’s criminal conduct.

The Defendant’s Waiver of Rights, Including the Right to Appeal

10. Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. The Defendant expressly warrants that it has discussed these rules with its counsel and understands them. Solely to the extent set forth below, the Defendant voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. Specifically, the Defendant understands and agrees that the statements set forth in Exhibit 2 are admissible against it for any purpose in any federal criminal proceeding if, even though the Department has fulfilled all of its obligations under this Agreement and the Court has imposed the agreed-upon sentence, the Defendant nevertheless withdraws its guilty plea.

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11. The Defendant is satisfied that the Defendant’s attorneys have rendered effective assistance. The Defendant understands that by entering into this Agreement, the Defendant surrenders certain rights as provided in this Agreement. The Defendant understands that the rights of criminal defendants include the following:

a.	the right to plead not guilty and to persist in that plea;

b.	the right to a jury trial;

c.	the right to be represented by counsel – and if necessary have the court appoint counsel – at trial and at every other stage of the proceedings;

d.	the right at trial to confront and cross-examine adverse witnesses, to be protected from compelled self-incrimination, to testify and present evidence, and to compel the attendance of witnesses; and

e.	pursuant to Title 18, United States Code, Section 3742, the right to appeal the sentence imposed.

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Nonetheless, the Defendant knowingly waives the right to appeal or collaterally attack the conviction and any sentence within the statutory maximum described below (or the manner in which that sentence was determined) on the grounds set forth in Title 18, United States Code, Section 3742, or on any ground whatsoever except those specifically excluded in this Paragraph, in exchange for the concessions made by the Department in this Plea Agreement. This Agreement does not affect the rights or obligations of the United States as set forth in Title 18, United States Code, Section 3742(b). The Defendant also knowingly waives the right to bring any collateral challenge to either the conviction, or the sentence imposed in this case. The Defendant hereby waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, Title 5, United States Code, Section 552, or the Privacy Act, Title 5, United States Code, Section 552a. The Defendant waives all defenses based on the statute of limitations and venue with respect to any prosecution related to the conduct described in Exhibit 2 or the Information, including any prosecution that is not time-barred on the date that this Agreement is

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signed in the event that: (a) the conviction is later vacated for any reason; (b) the Defendant violates this Agreement; or (c) the plea is later withdrawn, provided such prosecution is brought within one year of any such vacation of conviction, violation of agreement, or withdrawal of plea plus the remaining time period of the statute of limitations as of the date that this Agreement is signed. The Department is free to take any position on appeal or any other post-judgment matter. The parties agree that any challenge to the Defendant’s sentence that is not foreclosed by this Paragraph will be limited to that portion of the sentencing calculation that is inconsistent with (or not addressed by) this waiver. Nothing in the foregoing waiver of appellate and collateral review rights shall preclude the Defendant from raising a claim of ineffective assistance of counsel in an appropriate forum.

Penalty

12. The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 371, is a fine of $500,000 or twice the gross pecuniary gain the conspirators derived from the crime or twice the gross pecuniary loss caused to the victims of the crime by the conspirators, whichever is greatest, Title 18, United States Code, Section 3571(c), (d); a term of five years of probation, Title 18, United States Code, Section 3561(c)(1); a

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mandatory special assessment of $400 per count, Title 18, United States Code, Section 3013(a)(2)(B); restitution to victims of the offense, Title 18, United States Code, Section 3663A(c)(1)(A)(ii); and forfeiture of any property, real or personal, that constitutes or is derived, directly or indirectly, from gross proceeds traceable to the offense, Title 18, United States Code, Section 982(a)(7).

Sentencing Recommendation

13. The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines. The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in Title 18, United States Code, Section 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof. The Defendant also understands that if the Court accepts this Agreement, the Court is bound by the sentencing provisions in Paragraph 15.

14. The Department and the Defendant agree that Defendant’s Guidelines fine range is calculated as follows:

a.	The 2015 U.S.S.G. are applicable to this matter.

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b.	Base Fine. Based upon U.S.S.G. § 8C2.4(a)(2), the base fine is $39,897,696 (the pecuniary gain to the organization from the offense).

c.	Culpability Score. Based upon U.S.S.G. § 8C2.5, the culpability score is 8, calculated as follows:

(a) Base Culpability Score	5

(b)(2) the organization had 1,000 or more employees and an individual within high-level personnel of the unit participated in, condoned, or was willfully ignorant of the offense	+4

(g)(3) The organization clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-1

TOTAL	8

d.	Calculation of Fine Range:

Base Fine	$39,897,696

Multipliers	1.60 (min)/3.20 (max)

Fine Range	$63,836,313 (min)/ $127,672,627 (max)

15. Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the Department and the Defendant agree that the appropriate disposition of this case is as follows, taking into consideration all of the factors outlined in Paragraph 6 and in 18 U.S.C. §§ 3553(a) and 3572:

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a.	a forfeiture money judgment in the amount of $84,696,727, in accordance with the terms set forth in Paragraphs 17-24, below;

b.	a mandatory special assessment in the amount of $400, payable to the Clerk of Court for the Northern District of Georgia, on or before the date of sentencing;

c.	the Department and the Defendant agree to recommend that no fine be imposed. The Department and the Defendant agree that a $119,693,088 fine within the calculated Guidelines range (but before application of the statutory maximum fine established by 18 U.S.C. §§ 3571(c), (d)) would be appropriate in this case, but agree that this fine amount should be fully offset by a portion of the $368,000,000 civil settlement amount that Tenet has agreed to pay under the civil Settlement Agreement;

d.	the Department agrees that it will not seek a separate restitution order and the parties agree that the appropriate disposition of this case does not include a restitution order under 18 U.S.C. § 3663A(c)(1)(A)(ii) for:

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i.	the federal health care program victims, the Georgia Medicaid Program, the South Carolina Medicaid Program, and the Medicare Program, in light of Tenet’s agreement to pay $368,000,000 to the United States, the State of Georgia, and the State of South Carolina under the civil Settlement Agreement; or

ii.	the non-federal health care program victims because the parties agree that, together or separately, the number of identifiable victims is so large as to make restitution impracticable and determining complex issues of fact related to the cause or amount of the victims’ losses would complicate or prolong the sentencing process to a degree that the need to provide restitution to any victim is outweighed by the burden on the sentencing process.

16. The Defendant acknowledges that no tax deduction may be sought in connection with the payment of any part of the forfeiture money judgment of $84,696,727 referenced in Paragraphs 15(a), above, and 18-24, below.

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17. The Defendant acknowledges and agrees that pursuant to Title 18, United States Code, Section 982(a)(7) and Title 18, Section 24(a)(1), the United States is entitled to a money judgment in the amount of $84,696,727 in United States currency, representing the amount of proceeds obtained as a result of the conspiracy to violate Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B).

18. The Defendant agrees to satisfy the money judgment described in Paragraph 17, above, within ten (10) days of its sentencing via a wire transfer to the account provided by the United States Marshal’s Service.

19. The Defendant waives and abandons all right, title, and interest in the funds used to pay the money judgment and agrees to the judicial forfeiture of said funds in satisfaction of the forfeiture money judgment. The Defendant acknowledges that the United States will dispose of forfeited funds according to law.

20. The Defendant agrees not to file any claim or petition for remission in any administrative or judicial proceeding pertaining to the funds used to satisfy the money judgment.

21. The Defendant agrees to hold the United States and its agents and employees harmless from any claims made in connection with the forfeiture and disposal of property and/or funds connected to this case.

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22. The Defendant agrees to waive all constitutional, statutory and equitable challenges in any manner (including direct appeal, a Section 2255 petition, habeas corpus, or any other means) to any forfeiture carried out in accordance with this Agreement on any grounds, including that the forfeiture constitutes an excessive fine or punishment.

23. The Defendant acknowledges that it is not entitled to use forfeited funds, including the funds used to satisfy the money judgments, to satisfy any fine, restitution, cost of imprisonment, tax obligations, or any other penalty the Court may impose upon the Defendant in addition to forfeiture.

24. The Defendant consents to the Court’s entry of a preliminary order of forfeiture with forfeiture money judgments, which will be final as to the Defendant, as part of its sentence, and incorporated into the judgment against it.

25. This Agreement is presented to the Court pursuant to Fed. R. Crim. P. 11(c)(1)(C). The Department and the Defendant understand that the Court retains complete discretion to accept or reject the recommended sentence provided for in Paragraph 15 of this Agreement. The Defendant understands that, if the Court rejects this Agreement, the Court must: (a) inform the parties that the Court rejects the Agreement; (b) advise the Defendant’s counsel that the Court is not required to

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follow the Agreement and afford the Defendant the opportunity to withdraw its plea; and (c) advise the Defendant that if the plea is not withdrawn, the Court may dispose of the case less favorably toward the Defendant than the Agreement contemplated. The Defendant further understands that if the Court refuses to accept any provision of this Agreement, neither party shall be bound by the provisions of the Agreement.

26. The Department and the Defendant jointly submit that this Plea Agreement, together with the record that will be created by the Department and the Defendant at the plea and sentencing hearings, will provide sufficient information concerning the Defendant, the crime charged in this case, and the Defendant’s role in the crime to enable the meaningful exercise of sentencing authority by the Court under 18 U.S.C. § 3553(a).

27. The Department and the Defendant agree, subject to the Court’s approval, to waive the requirement for a presentence report, pursuant to Federal Rule of Criminal Procedure 32(c)(1)(A), based on a finding by the Court that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power and to seek sentencing by the Court immediately following the Rule 11 plea hearing. However, the parties agree that in the event the Court

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orders that the entry of the guilty plea and sentencing occur at separate proceedings, such an order will not affect the agreement set forth herein. Additionally, if the Court directs the preparation of a presentence report, the Department and the Defendant reserve the right to inform the Court and the Probation Office of all facts, circumstances and law related to the Defendant’s case, and to respond to any questions from the Court and the Probation Office, and to any misstatements of law or fact. At the time of the plea hearing, the parties will suggest mutually agreeable and convenient dates for the sentencing hearing with adequate time for any objections to the presentence report and consideration by the Court of the presentence report and the parties’ sentencing submissions.

Breach of Agreement

28. The Plea Agreement is effective when signed by the Defendant, the Defendant’s attorney, an attorney representative of the United States Department of Justice, Criminal Division, Fraud Section, and an attorney representative of the United States Attorney’s Office for the Northern District of Georgia.

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29. In the event that the Department believes that the Defendant has failed to comply with any material provision of this Agreement and thereby breached this Agreement, the Department agrees to notify the Defendant, through counsel, in writing. The Defendant shall, within thirty (30) days of receipt of such notice, have the opportunity to respond to the Department in writing to explain the nature and circumstances of such breach, as well as the actions the Defendant has taken to address and remediate the situation.

30. If the Department determines that the Defendant has failed to comply with any material provision of this Agreement, the Department may, at its sole option, be released from its commitments under this Plea Agreement in its entirety by notifying the Defendant, through counsel, in writing. The Department may also pursue all remedies available under the law, even if it elects not to be released from its commitments under this Agreement. The Defendant agrees that no such breach by the Defendant of an obligation under this Agreement shall be grounds for withdrawal of its guilty plea. The Defendant agrees that should it breach any material provision of this Agreement, the Department will have the right to use against the Defendant before any grand jury, at any trial, and for sentencing purposes, any statements which may be made by the Defendant (including the statements and facts set forth in Exhibit 2), and any information, materials, documents, or objects which may be provided by it to the government subsequent to the Agreement, without any limitation.

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31. The Defendant understands and agrees that this Rule 11(c)(1)(C) plea agreement and its agreed-upon criminal disposition:

a.	are wholly dependent upon (1) Tenet Subsidiary’s and Tenet’s compliance with the material terms of the attached NPA; and (2) Tenet’s timely compliance with the material terms of the attached civil Settlement Agreement; and

b.	failure by (1) the Defendant to comply fully with the material terms of this Agreement, (2) Tenet Subsidiary and Tenet to comply fully with the material terms of the attached NPA, or (3) Tenet to comply fully with the material terms of the attached civil Settlement Agreement will constitute a breach of this Agreement.

32. In the event the Defendant at any time hereafter breaches any material provision of this Agreement, the Defendant understands that (1) the Department will, as of the date of that breach, be relieved of any obligations it may have in this Agreement and the attached NPA, including but not limited to the promise to not further prosecute the Defendant as set forth in this Agreement; and (2) the Defendant will not be relieved of its obligation to make the payments set forth in this Agreement, nor will it be entitled to return of any monies already paid.

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Moreover, in the event of a material breach of this Agreement, the Defendant agrees and understands that the Department may pursue any and all charges that might otherwise not have been brought but for this Agreement, and the Defendant hereby waives, and agrees it will not interpose, any defense to any charges brought against it which it might otherwise be able to assert under the Constitution for pre-indictment delay, any statute of limitations, or the Speedy Trial Act.

Public Statements by the Defendant

33. The Defendant expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Defendant make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Defendant set forth above or the facts described in the Information and Exhibit 2. Any such contradictory statement shall, subject to cure rights of the Defendant described below, constitute a material breach of this Agreement, and the Defendant thereafter shall be subject to prosecution as set forth in Paragraphs 30-32 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Information or Exhibit 2 will be imputed to the Defendant for the purpose of determining whether it has breached this Agreement shall be within the

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sole discretion of the Department. If the Department determines that a public statement by any such person contradicts in whole or in part a statement contained in the Information or Exhibit 2, the Department shall so notify the Defendant, and the Defendant may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. The Defendant shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Information and Exhibit 2 provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Information or Exhibit 2. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Defendant in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Defendant.

34. The Defendant agrees that if it or any of its direct or indirect parents, subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Defendant shall first consult the Department to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Department and the Defendant; and (b) whether the Department has any objection to the release or statement.

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Complete Agreement

35. This document states the full extent of the Agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

AGREED:

FOR ATLANTA MEDICAL CENTER, INC.:

Date:	By:
WILLIAM MORRISON
Vice President and
Assistant General Counsel of
TENET HEALTHCARE CORPORATION

Date:	By:
KATHRYN H. RUEMMLER
LATHAM & WATKINS, LLP
Outside counsel for
TENET HEALTHCARE CORPORATION

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FOR THE DEPARTMENT OF JUSTICE:

JOHN A. HORN U.S. ATTORNEY NORTHERN DISTRICT OF GEORGIA	ANDREW WEISSMANN CHIEF CRIMINAL DIVISION, FRAUD SECTION U.S. DEPARTMENT OF JUSTICE

RANDY S. CHARTASH CHIEF, ECONOMIC CRIME SECTION	JOSEPH S. BEEMSTERBOER DEPUTY CHIEF, FRAUD SECTION

STEPHEN H. MCCLAIN DEPUTY CHIEF, ECONOMIC CRIME SECTION	ROBERT A. ZINK ASSISTANT CHIEF, FRAUD SECTION

SALLY B. MOLLOY

ANTONIO M. POZOS

TRIAL ATTORNEYS, FRAUD SECTION HEALTH CARE UNIT CORPORATE STRIKE FORCE

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ATTACHMENT E

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF GEORGIA

ATLANTA DIVISION

UNITED STATES OF AMERICA v. NORTH FULTON MEDICAL CENTER, INC. D/B/A NORTH FULTON HOSPITAL	CRIMINAL NO. 16-CR-350 VIOLATION: 18 U.S.C. § 371

PLEA AGREEMENT

The United States of America, by and through the Department of Justice, Criminal Division, Fraud Section, and the United States Attorney’s Office for the Northern District of Georgia (collectively, the “Department of Justice” or the “Department”), and the Defendant, North Fulton Medical Center, Inc. d/b/a North Fulton Hospital (the “Defendant”), by and through its undersigned attorneys, and through its authorized representative, pursuant to authority granted by the Board of Directors of Tenet Healthcare Corporation (“Tenet”), the Defendant’s indirect parent company, hereby submit and enter into this plea agreement (the “Agreement”) pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure. The terms and conditions of this Agreement are as follows:

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The Defendant’s Agreement

1. Pursuant to Fed. R. Crim. P. 11(c)(1)(C), the Defendant agrees to waive its right to grand jury indictment and its right to challenge venue in the District Court for the Northern District of Georgia and to plead guilty to a one count criminal Information charging the Defendant with conspiring under Title 18, United States Code, Section 371, to violate the Anti-Kickback Statute, Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B) and to defraud the United States. The Defendant further agrees to persist in that plea through sentencing.

2. The Defendant understands that, to be guilty of this offense, the following essential elements of the offense must be satisfied:

a.	The Defendant and one or more persons in some way agreed to try to accomplish a shared and unlawful plan;

b.	The Defendant knew the unlawful purpose of the plan, that is:

i.

To knowingly and willfully offer or pay any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind to any person to induce such person (A) to refer an

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individual to a person for the furnishing or arranging for the furnishing of an item or service for which payment could be made in whole or in part by a Federal health care program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under a Federal health care program, in violation of Title 42, United States Code, Sections 1320a-7b(b)(2)(A) and (B); and

ii.	To knowingly and willfully solicit or receive any remuneration (including any kickback, bribe, or rebate) directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or part under a Federal health care program, or (B) in return for purchasing, leasing, ordering or arranging for the furnishing of any item or service for which payment can be made in whole or part under a Federal health care program, in violation of Title 42, United States Code, Sections 1320a-7b(b)(1)(A) and (B); and

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iii.	To defraud the United States by cheating it out of money or property or interfering with its lawful government functions by deceit, craft or trickery;

c.	The Defendant willfully joined in the unlawful plan;

d.	During the conspiracy, one of the conspirators knowingly engaged in one overt act described in the Criminal Information;

e.	The overt act was knowingly committed on or about the time alleged and with the purpose of carrying out or accomplishing some object of the conspiracy;

f.	Each element of the offense listed above was committed by one or more of the Defendant’s agents;

g.	In committing those acts, the agent or agents intended, at least in part, to benefit the Defendant; and

h.	Each act was within the course and scope of the agent’s or the agents’ employment.

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3. The Defendant understands and agrees that this Agreement is between the Department and the Defendant and does not bind any other division or section of the Department of Justice or any other federal, state, or local prosecuting, administrative, or regulatory authority. Nevertheless, the Department will bring this Agreement to the attention of other prosecuting authorities or other agencies, if requested by the Defendant.

4. The Defendant agrees that this Agreement will be executed by an authorized corporate representative. The Defendant further agrees that a resolution duly adopted by the Board of Directors of Tenet, the Defendant’s indirect parent company, in the form attached to this Agreement as Exhibit 1, authorizes the Defendant to enter into this Agreement and take all necessary steps to effectuate this Agreement, and that the signatures on this Agreement by the Defendant and its counsel are authorized by the Board of Directors of Tenet, the Defendant’s indirect parent company, on behalf of the Defendant.

5. The Defendant agrees that it has the full legal right, power, and authority to enter into and perform all of its obligations under this Agreement.

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6. The Department enters into this Agreement based on the individual facts and circumstances presented by this case and the Defendant. Among the factors considered were the following:

a.	In April 2016, Tenet HealthSystem Medical, Inc. (“Tenet Subsidiary”), the Defendant’s direct parent company, sold substantially all of its Georgia hospitals’ assets and business operations, including those of (1) the Defendant, (2) Atlanta Medical Center, Inc., and (3) Spalding Regional Medical Center, Inc. d/b/a Spalding Regional Medical Center, pursuant to an Asset Sale Agreement. These entities, all indirect subsidiaries of Tenet, now have no operating assets and no plans to resume business operations;

b.	Tenet and the Department, the Department of Justice’s Civil Division, the United States Attorney’s Office for the Middle District of Georgia, the State of Georgia, and the State of South Carolina have reached an agreement on a global resolution to resolve Tenet and its subsidiaries’ criminal and civil liability relating to the government’s investigation of violations of the Anti-Kickback Statute at certain Tenet hospitals, which has the following components:

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i.	The Defendant has agreed to plead guilty to one count of conspiring under Title 18, United States Code, Section 371 to violate the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B), and to defraud the United States, and to pay a $60,091,618 forfeiture money judgment pursuant to this Agreement;

ii.	Atlanta Medical Center, Inc. has agreed to plead guilty to one count of conspiring under Title 18, United States Code, Section 371 to violate the Anti-Kickback Statute, Title 42 United States Code, Sections 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B), and to defraud the United States and to pay a $84,696,727 forfeiture money judgment pursuant to a negotiated plea agreement, which is attached as Exhibit 3 and is expressly incorporated herein by reference;

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iii.	Tenet Subsidiary and the Department have entered into a Non-Prosecution Agreement (NPA), which is incorporated by reference into this Agreement (Exhibit 4). The NPA requires, among other things: (1) Tenet Subsidiary and Tenet to cooperate with the Department in any and all matters relating to the conduct described in the NPA and its Attachment A and other conduct under investigation by the Department; and (2) Tenet to retain an Independent Compliance Monitor for a term of 3 years to specifically address and reduce the risk of recurrence of violations of the Anti-Kickback Statute and the Stark Law; and

iv.	Tenet has entered into a civil Settlement Agreement with the United States, the State of Georgia, and the State of South Carolina, which is incorporated by reference into this Agreement (Exhibit 5) and has agreed to pay $368,000,000 to the United States and the State of Georgia to resolve its civil liability for certain claims, including under the federal False Claims Act and State of Georgia Medicaid False Claims Act.

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c.	The global resolution, including the civil and administrative remedies, is contingent upon the Court’s acceptance of the plea and recommended sentence in this case, and in the case of United States v. Atlanta Medical Center, Inc., as proposed by the parties.

7. The Defendant agrees to abide by all terms and obligations of this Agreement as described herein, including, but not limited to, the following:

a. to plead guilty as set forth in this Agreement;

b. to abide by all sentencing stipulations contained in this Agreement;

c. to appear, through its duly appointed representatives, as ordered for all court appearances, and obey any other ongoing court order in this matter, consistent with all applicable U.S. laws, procedures, and regulations;

d. to commit no further crimes;

e. to be truthful at all times with the Court; and

f. to pay the applicable financial amounts and special assessment.

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The United States’ Agreement

8. In exchange for the guilty plea of the Defendant and the complete fulfillment of all of its obligations under this Agreement, the Department agrees that it will not file additional criminal charges against the Defendant or any of its direct or indirect affiliates, subsidiaries, or joint ventures relating to any of the conduct described in Exhibit 2, except for the charges specified in the plea agreement between the Department and Atlanta Medical and except as specified in the NPA between the Department and Tenet Subsidiary. This Agreement does not close or preclude the investigation or prosecution of any natural persons, including any officers, directors, employees, agents, or consultants of the Defendant or its parent companies, direct or indirect affiliates, subsidiaries, or joint ventures, who may have been involved in any of the matters set forth in the Information, Exhibit 2, or in any other matters. The Defendant agrees that nothing in this Agreement is intended to release the Defendant from any and all of the Defendant’s excise and income tax liabilities and reporting obligations for any and all income not properly reported and/or legally or illegally obtained or derived.

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Factual Basis

9. The Defendant is pleading guilty because it is guilty of the charges contained in the Information. The Defendant admits, agrees, and stipulates that the factual allegations set forth in the Information and Exhibit 2 are true and correct, that it is responsible for the acts of its officers, directors, employees, and agents described in the Information and Exhibit 2, and that the Information and Exhibit 2 accurately reflect the Defendant’s criminal conduct.

The Defendant’s Waiver of Rights, Including the Right to Appeal

10. Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410 limit the admissibility of statements made in the course of plea proceedings or plea discussions in both civil and criminal proceedings, if the guilty plea is later withdrawn. The Defendant expressly warrants that it has discussed these rules with its counsel and understands them. Solely to the extent set forth below, the Defendant voluntarily waives and gives up the rights enumerated in Federal Rule of Criminal Procedure 11(f) and Federal Rule of Evidence 410. Specifically, the Defendant understands and agrees that the statements set forth in Exhibit 2 are admissible against it for any purpose in any federal criminal proceeding if, even though the Department has fulfilled all of its obligations under this Agreement and the Court has imposed the agreed-upon sentence, the Defendant nevertheless withdraws its guilty plea.

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11. The Defendant is satisfied that the Defendant’s attorneys have rendered effective assistance. The Defendant understands that by entering into this Agreement, the Defendant surrenders certain rights as provided in this Agreement. The Defendant understands that the rights of criminal defendants include the following:

a.	the right to plead not guilty and to persist in that plea;

b.	the right to a jury trial;

c.	the right to be represented by counsel – and if necessary have the court appoint counsel – at trial and at every other stage of the proceedings;

d.	the right at trial to confront and cross-examine adverse witnesses, to be protected from compelled self-incrimination, to testify and present evidence, and to compel the attendance of witnesses; and

e.	pursuant to Title 18, United States Code, Section 3742, the right to appeal the sentence imposed.

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Nonetheless, the Defendant knowingly waives the right to appeal or collaterally attack the conviction and any sentence within the statutory maximum described below (or the manner in which that sentence was determined) on the grounds set forth in Title 18, United States Code, Section 3742, or on any ground whatsoever except those specifically excluded in this Paragraph, in exchange for the concessions made by the Department in this Plea Agreement. This agreement does not affect the rights or obligations of the United States as set forth in Title 18, United States Code, Section 3742(b). The Defendant also knowingly waives the right to bring any collateral challenge to either the conviction or the sentence imposed in this case. The Defendant hereby waives all rights, whether asserted directly or by a representative, to request or receive from any department or agency of the United States any records pertaining to the investigation or prosecution of this case, including without limitation any records that may be sought under the Freedom of Information Act, Title 5, United States Code, Section 552, or the Privacy Act, Title 5, United States Code, Section 552a. The Defendant waives all defenses based on the statute of limitations and venue with respect to any prosecution related to the conduct described in Exhibit 2 or the Information, including any prosecution that is not time-barred on the date that this Agreement is

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signed in the event that: (a) the conviction is later vacated for any reason; (b) the Defendant violates this Agreement; or (c) the plea is later withdrawn, provided such prosecution is brought within one year of any such vacation of conviction, violation of agreement, or withdrawal of plea plus the remaining time period of the statute of limitations as of the date that this Agreement is signed. The Department is free to take any position on appeal or any other post-judgment matter. The parties agree that any challenge to the Defendant’s sentence that is not foreclosed by this Paragraph will be limited to that portion of the sentencing calculation that is inconsistent with (or not addressed by) this waiver. Nothing in the foregoing waiver of appellate and collateral review rights shall preclude the Defendant from raising a claim of ineffective assistance of counsel in an appropriate forum.

Penalty

12. The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 371, is a fine of $500,000 or twice the gross pecuniary gain the conspirators derived from the crime or twice the gross pecuniary loss caused to the victims of the crime by the conspirators, whichever is greatest, Title 18, United States Code, Section 3571(c), (d); a term of five years of probation, Title 18, United States Code, Section 3561(c)(1); a

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mandatory special assessment of $400 per count, Title 18, United States Code, Section 3013(a)(2)(B); restitution to victims of the offense, Title 18, United States Code, Section 3663A(c)(1)(A)(ii); and forfeiture of any property, real or personal, that constitutes or is derived, directly or indirectly, from gross proceeds traceable to the offense, Title 18, United States Code, Section 982(a)(7).

Sentencing Recommendation

13. The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines. The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in Title 18, United States Code, Section 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof. The Defendant also understands that if the Court accepts this Agreement, the Court is bound by the sentencing provisions in Paragraph 15.

14. The Department and the Defendant agree that Defendant’s Guidelines fine range is calculated as follows:

a.	The 2015 U.S.S.G. are applicable to this matter.

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b.	Base Fine. Based upon U.S.S.G. § 8C2.4(a)(2), the base fine is $31,966,451 (the pecuniary gain to the organization from the offense).

c.	Culpability Score. Based upon U.S.S.G. § 8C2.5, the culpability score is 7, calculated as follows:

(a) Base Culpability Score	5

(b)(3) the organization had 200 or more employees and an individual within high-level personnel of the unit participated in, condoned, or was willfully ignorant of the offense	+3

(g)(3) The organization clearly demonstrated recognition and affirmative acceptance of responsibility for its criminal conduct	-1

TOTAL	7

d.	Calculation of Fine Range:

Base Fine	$31,966,451

Multipliers	1.40 (min)/2.80 (max)

Fine Range	$44,753,031 (min)/ $89,506,062 (max)

15. Pursuant to Rule 11(c)(1)(C) of the Federal Rules of Criminal Procedure, the Department and the Defendant agree that the appropriate disposition of this case is as follows, taking into consideration all of the factors outlined in Paragraph 6 and in 18 U.S.C. §§ 3553(a) and 3572:

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a.	a forfeiture money judgment in the amount of $61,091,618, in accordance with the terms set forth in Paragraphs 17-24, below;

b.	a mandatory special assessment in the amount of $400, payable to the Clerk of Court for the Northern District of Georgia, on or before the date of sentencing;

c.	the Department and the Defendant agree to recommend that no fine be imposed. The Department and the Defendant agree that a $83,112,772 fine within the calculated Guidelines range (but before application of the statutory maximum fine established by 18 U.S.C. §§ 3571(c), (d)) would be appropriate in this case, but agree that this fine amount should be fully offset by a portion of the $368,000,000 civil settlement amount that Tenet has agreed to pay under the civil Settlement Agreement;

d.	the Department agrees that it will not seek a separate restitution order and the parties agree that the appropriate disposition of this case does not include a restitution order under 18 U.S.C. § 3663A(c)(1)(A)(ii) for:

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i.	the federal health care program victims, the Georgia Medicaid Program, the South Carolina Medicaid Program, and the Medicare Program, in light of Tenet’s agreement to pay $368,000,000 to the United States and the State of Georgia under the civil Settlement Agreement; or

ii.	the non-federal health care program victims because the parties agree that, together or separately, the number of identifiable victims is so large as to make restitution impracticable and determining complex issues of fact related to the cause or amount of the victims’ losses would complicate or prolong the sentencing process to a degree that the need to provide restitution to any victim is outweighed by the burden on the sentencing process.

16. The Defendant acknowledges that no tax deduction may be sought in connection with the payment of any part of the forfeiture money judgment of $61,091,618 referenced in Paragraphs 15(a), above, and 18-24, below.

17. The Defendant acknowledges and agrees that pursuant to Title 18, United States Code, Section 982(a)(7) and Title 18, Section 24(a)(1), the United States is entitled to a money judgment in the amount of $61,091,618 in United States currency, representing the amount of proceeds obtained as a result of the conspiracy to violate Title 42, United States Code, Section 1320a-7b(b)(2)(A) and (B) and 1320a-7b(b)(1)(A) and (B).

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18. The Defendant agrees to satisfy the money judgment described in Paragraph 17, above, within ten (10) days of sentencing via a wire transfer to the account provided by the United States Marshal’s Service.

19. The Defendant waives and abandons all right, title, and interest in the funds used to pay the money judgment and agrees to the judicial forfeiture of said funds in satisfaction of the forfeiture money judgment. The Defendant acknowledges that the United States will dispose of forfeited funds according to law.

20. The Defendant agrees not to file any claim or petition for remission in any administrative or judicial proceeding pertaining to the funds used to satisfy the money judgment.

21. The Defendant agrees to hold the United States and its agents and employees harmless from any claims made in connection with the forfeiture and disposal of property and/or funds connected to this case.

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22. The Defendant agrees to waive all constitutional, statutory and equitable challenges in any manner (including direct appeal, a Section 2255 petition, habeas corpus, or any other means) to any forfeiture carried out in accordance with this Agreement on any grounds, including that the forfeiture constitutes an excessive fine or punishment.

23. The Defendant acknowledges that it is not entitled to use forfeited funds, including the funds used to satisfy the money judgments, to satisfy any fine, restitution, cost of imprisonment, tax obligations, or any other penalty the Court may impose upon the Defendant in addition to forfeiture.

24. The Defendant consents to the Court’s entry of a preliminary order of forfeiture with forfeiture money judgments, which will be final as to the Defendant, as part of its sentence, and incorporated into the judgment against it.

25. This Agreement is presented to the Court pursuant to Fed. R. Crim. P. 11(c)(1)(C). The Department and the Defendant understand that the Court retains complete discretion to accept or reject the recommended sentence provided for in Paragraph 15 of this Agreement. The Defendant understands that, if the Court rejects this Agreement, the Court must: (a) inform the parties that the Court rejects the Agreement; (b) advise the Defendant’s counsel that the Court is not required to

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follow the Agreement and afford the Defendant the opportunity to withdraw its plea; and (c) advise the Defendant that if the plea is not withdrawn, the Court may dispose of the case less favorably toward the Defendant than the Agreement contemplated. The Defendant further understands that if the Court refuses to accept any provision of this Agreement, neither party shall be bound by the provisions of the Agreement.

26. The Department and the Defendant jointly submit that this Plea Agreement, together with the record that will be created by the Department and the Defendant at the plea and sentencing hearings, will provide sufficient information concerning the Defendant, the crime charged in this case, and the Defendant’s role in the crime to enable the meaningful exercise of sentencing authority by the Court under 18 U.S.C. § 3553(a).

27. The Department and the Defendant agree, subject to the Court’s approval, to waive the requirement for a presentence report, pursuant to Federal Rule of Criminal Procedure 32(c)(1)(A), based on a finding by the Court that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power and to seek sentencing by the Court immediately following the Rule 11 plea hearing. However, the parties agree that in the event the Court

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orders that the entry of the guilty plea and sentencing occur at separate proceedings, such an order will not affect the agreement set forth herein. Additionally, if the Court directs the preparation of a presentence report, the Department and the Defendant reserve the right to inform the Court and the Probation Office of all facts, circumstances and law related to the Defendant’s case, and to respond to any questions from the Court and the Probation Office, and to any misstatements of law or fact. At the time of the plea hearing, the parties will suggest mutually agreeable and convenient dates for the sentencing hearing with adequate time for any objections to the presentence report and consideration by the Court of the presentence report and the parties’ sentencing submissions.

Breach of Agreement

28. The Plea Agreement is effective when signed by the Defendant, the Defendant’s attorney, an attorney representative of the United States Department of Justice, Criminal Division, Fraud Section, and an attorney representative of the United States Attorney’s Office for the Northern District of Georgia.

29. In the event that the Department believes that the Defendant has failed to comply with any material provision of this Agreement and thereby breached this Agreement, the Department agrees to notify the Defendant, through counsel, in

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writing. The Defendant shall, within thirty (30) days of receipt of such notice, have the opportunity to respond to the Department in writing to explain the nature and circumstances of such breach, as well as the actions the Defendant has taken to address and remediate the situation.

30. If the Department determines that the Defendant has failed to comply with any material provision of this Agreement, the Department may, at its sole option, be released from its commitments under this Plea Agreement in its entirety by notifying the Defendant, through counsel, in writing. The Department may also pursue all remedies available under the law, even if it elects not to be released from its commitments under this Agreement. The Defendant agrees that no such breach by the Defendant of an obligation under this Agreement shall be grounds for withdrawal of its guilty plea. The Defendant agrees that should it breach any material provision of this Agreement, the Department will have the right to use against the Defendant before any grand jury, at any trial, and for sentencing purposes, any statements which may be made by the Defendant (including the statements and facts set forth in Exhibit 2), and any information, materials, documents, or objects which may be provided by it to the government subsequent to the Agreement, without any limitation.

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31. The Defendant understands and agrees that this Rule 11(c)(1)(C) plea agreement and its agreed-upon criminal disposition:

a.	are wholly dependent upon (1) Tenet Subsidiary’s and Tenet’s compliance with the material terms of the attached NPA; and (2) Tenet’s timely compliance with the material terms of the attached civil Settlement Agreement; and

b.	failure by (1) the Defendant to comply fully with the material terms of this Agreement, (2) by Tenet Subsidiary and Tenet to comply fully with the material terms of the attached NPA, or by Tenet to comply fully with the material terms of the civil Settlement Agreement will constitute a breach of this Agreement.

32. In the event the Defendant at any time hereafter breaches any material provision of this Agreement, the Defendant understands that (1) the Department will, as of the date of that breach, be relieved of any obligations it may have in this Agreement and the attached NPA, including but not limited to the promise to not further prosecute the Defendant as set forth in this Agreement; and (2) the Defendant will not be relieved of its obligation to make the payments set forth in this Agreement, nor will it be entitled to return of any monies already paid.

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Moreover, in the event of a material breach of this Agreement, the Defendant agrees and understands that the Department may pursue any and all charges that might otherwise not have been brought but for this Agreement, and the Defendant hereby waives, and agrees it will not interpose, any defense to any charges brought against it which it might otherwise be able to assert under the Constitution for pre-indictment delay, any statute of limitations, or the Speedy Trial Act.

Public Statements by the Defendant

33. The Defendant expressly agrees that it shall not, through present or future attorneys, officers, directors, employees, agents or any other person authorized to speak for the Defendant make any public statement, in litigation or otherwise, contradicting the acceptance of responsibility by the Defendant set forth above or the facts described in the Information and Exhibit 2. Any such contradictory statement shall, subject to cure rights of the Defendant described below, constitute a material breach of this Agreement, and the Defendant thereafter shall be subject to prosecution as set forth in Paragraphs 30-32 of this Agreement. The decision whether any public statement by any such person contradicting a fact contained in the Information or Exhibit 2 will be imputed to the Defendant for the purpose of determining whether it has breached this Agreement shall be within the

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sole discretion of the Department. If the Department determines that a public statement by any such person contradicts in whole or in part a statement contained in the Information or Exhibit 2, the Department shall so notify the Defendant, and the Defendant may avoid a breach of this Agreement by publicly repudiating such statement(s) within five (5) business days after notification. The Defendant shall be permitted to raise defenses and to assert affirmative claims in other proceedings relating to the matters set forth in the Information and Exhibit 2 provided that such defenses and claims do not contradict, in whole or in part, a statement contained in the Information or Exhibit 2. This Paragraph does not apply to any statement made by any present or former officer, director, employee, or agent of the Defendant in the course of any criminal, regulatory, or civil case initiated against such individual, unless such individual is speaking on behalf of the Defendant.

34. The Defendant agrees that if it or any of its direct or indirect parents, subsidiaries or affiliates issues a press release or holds any press conference in connection with this Agreement, the Defendant shall first consult the Department to determine (a) whether the text of the release or proposed statements at the press conference are true and accurate with respect to matters between the Department and the Defendant; and (b) whether the Department has any objection to the release or statement.

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Complete Agreement

35. This document states the full extent of the Agreement between the parties. There are no other promises or agreements, express or implied. Any modification of this Agreement shall be valid only if set forth in writing in a supplemental or revised plea agreement signed by all parties.

AGREED:

FOR NORTH FULTON MEDICAL CENTER, INC.:

Date:	By:
WILLIAM MORRISON
Vice President and Assistant General
Counsel of
TENET HEALTHCARE CORPORATION

Date:	By:
KATHRYN H. RUEMMLER
LATHAM & WATKINS, LLP
Outside counsel for
TENET HEALTHCARE CORPORATION

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FOR THE DEPARTMENT OF JUSTICE:

JOHN A. HORN U.S. ATTORNEY NORTHERN DISTRICT OF GEORGIA	ANDREW WEISSMANN CHIEF CRIMINAL DIVISION, FRAUD SECTION U.S. DEPARTMENT OF JUSTICE

RANDY S. CHARTASH CHIEF, ECONOMIC CRIME SECTION	JOSEPH S. BEEMSTERBOER DEPUTY CHIEF, FRAUD SECTION
STEPHEN H. MCCLAIN DEPUTY CHIEF, ECONOMIC CRIME SECTION	ROBERT A. ZINK ASSISTANT CHIEF, FRAUD SECTION

SALLY B. MOLLOY

ANTONIO M. POZOS

TRIAL ATTORNEYS, FRAUD SECTION HEALTH CARE UNIT CORPORATE STRIKE FORCE

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ATTACHMENT F

[see Exhibit 10.1 to this Current Report on Form 8-K]